Exhibit 10.1

STOCK PURCHASE AGREEMENT

by and among

Kestrel Labs, Inc.,

Zynex Monitoring Solutions Inc.,

Zynex, Inc.

and

the Selling Shareholders named herein

dated as of

December 22, 2021

i

v

Exhibit G: Ownership Percentages.

Exhibit H: Press Release

Exhibit I: Form of Stock Power for Shares of Common Stock of Kestrel Labs, Inc.

Company disclosure scheduleS

Schedule 8.04(c): Allocation Schedule

Schedule 11.02: Addresses for Notices

STOCK PURCHASE AGREEMENT

This Stock Purchase Agreement (this "Agreement"), dated as of the 22nd day of December 2021, is entered into by and among Kestrel Labs, Inc., a Colorado corporation (the "Company"), Jonas Pologe, Theodore Delianides, Kurt Aronow and Kevin Galligan (collectively, the "Selling Shareholders" and, Jonas Pologe and Theodore Delianides, together, the "Principal Shareholders" and each a "Principal Shareholder") and Zynex Monitoring Solutions Inc., a Colorado corporation (the "Buyer") and a wholly-owned subsidiary of Zynex, Inc., a Nevada corporation ("Zynex"), and Zynex. The Company and the Principal Shareholders are sometimes hereinafter collectively referred to as the "Selling Parties." The Buyers and Zynex are sometimes hereafter collectively referred to as the "Buying Parties.” The Company, the Buyer, Zynex, and the Selling Shareholders are sometimes hereafter collectively referred to as the "Parties."

RECITALS

WHEREAS, the Selling Shareholders own hundred percent (100%) of the issued and outstanding shares of common stock, no par value, of the Company (the "Shares");

WHEREAS, the Selling Shareholders wish to sell to the Buyer, and the Buyer wishes to purchase from the Selling Shareholders, the Shares, subject to the terms and conditions set forth herein; and

WHEREAS, a portion of the purchase price payable by Buyer to the Selling Shareholders shall be placed in escrow by the Buyer, the release of which shall be contingent upon certain events and conditions, all as set forth in this Agreement and the Escrow Agreement (as defined herein);

WHEREAS, the board of directors of the Company has unanimously: (a) determined that it is in the best interests of the Company and the Selling Shareholders, and declared it advisable, to enter into this Agreement with the Buyer; (b) approved the execution, delivery, and performance of this Agreement and the consummation of the transactions contemplated hereby; and (c) resolved, subject to the terms and conditions set forth in this Agreement, to recommend adoption of this Agreement by the Selling Shareholders;

WHEREAS, each of the boards of directors of Zynex and Buyer has unanimously: (a) determined that it is in the best interests of the Buying Parties and Zynex’s shareholders, and declared it advisable, to enter into this Agreement with the Selling Parties; and (b) approved the execution, delivery, and performance of this Agreement, each of the Ancillary Agreements and the consummation of the transactions contemplated hereby;

WHEREAS, it is the intent of each of the Parties that all of the consideration, including the Purchase Price, to be paid by the Buying Parties to the Selling Shareholders be treated as transaction-based consideration for the purchase of the Shares and that no portion of such purchase price and/or consideration be treated as employment-related consideration.

NOW, THEREFORE, in consideration of the mutual covenants and agreements hereinafter set forth and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties hereto agree as follows:

ARTICLE 1
DEFINITIONS

The following terms have the meanings specified or referred to in this ARTICLE I:

“Action” means any action, letter, demand, lawsuit, arbitration, inquiry, binding mediation, audit, notice of violation, proceeding, litigation, citation, summons, subpoena or investigation of any nature, civil, criminal, administrative, regulatory or otherwise, whether at law or in equity, commenced, brought, conducted or heard by or before any Governmental Authority or arbitrator.

“Affiliate” of a Person means any other Person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such first Person. The term “control” (including the terms “controlled by” and “under common control with”) means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise.

“Agreement” has the meaning set forth in the preamble of this Agreement.

“Allocation Schedule” has the meaning set forth in Section 8.04(c).

“Ancillary Documents” means the Escrow Agreement, the Lockup Agreement, and the Employment Agreements.

“Applicable Nasdaq Rules” means the relevant code, rules and regulations, as amended from time to time, applicable as a result of the continued listing of the shares of Zynex Common Stock on Nasdaq.

“Appraisal Report” has the meaning set forth in Section 7.12(a).

“Articles” has the meaning set forth in Section 3.01(d).

“Bayh–Dole Act” means the Patent and Trademark Law Amendments Act, as amended (which is commonly referred to as the Bayh–Dole Act) codified in 35 § 200–212, and implemented by 37 C.F.R. 401 for federal funding agreements with contractors and 37 C.F.R 404 for licensing of inventions owned by the federal government.

“Benefit Plan” has the meaning set forth in Section 3.25(a).

“Business” means the business of laser-based photoplethysmography conducted by the Company.

“Business Day” means any day except Saturday, Sunday or any other day on which commercial banks located in the State of Colorado are not open for business.

“Buyer” has the meaning set forth in the preamble of this Agreement.

“Buyer Disclosure Schedules” means the disclosure schedules delivered by the Buyer concurrently with the execution and delivery of this Agreement.

“Buyer Indemnitees” has the meaning set forth in Section 10.02.

“Buying Parties” has the meaning set forth in the preamble of this Agreement.

“Bylaws” has the meaning set forth in Section 3.01(d).

“Cap” has the meaning set forth in Section 10.05(b).

“CERCLA” means the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, as amended by the Superfund Amendments and Reauthorization Act of 1986, 42 U.S.C. §§ 9601 et seq.

“Closing” has the meaning set forth in Section 2.05.

“Closing Cash Consideration” means (i) $16,000,000.00 plus (ii) the Working Capital Surplus, if any, minus (iii) the Working Capital Deficit, if any.

“Closing Date” has the meaning set forth in Section 2.06.

“Closing Escrow Shares” means an aggregate of 889,566 shares of Zynex Common Stock that will be deposited into the Escrow Fund in the name of and on behalf of the respective Selling Shareholders in accordance with their respective Ownership Percentage on the Closing Date.

“Closing Shares” means 444,784 shares of Zynex Common Stock.

“Closing Statement” means the statement setting forth the Closing Working Capital.

“Closing Working Capital” means the following amount, in each case calculated, as of 11:59 P.M. Mountain Time on the Closing Date: (a) the Current Assets of the Company, less (b) the Current Liabilities of the Company.

“Code” means the Internal Revenue Code of 1986, as amended.

“Company” has the meaning set forth in the preamble.

“Company Annual Financial Statements” has the meaning set forth in Section 3.06.

“Company Balance Sheet” has the meaning set forth in Section 3.06.

“Company Balance Sheet Date” has the meaning set forth in Section 3.06.

“Company Disclosure Schedules” means the disclosure schedules delivered by the Company concurrently with the execution and delivery of this Agreement.

“Company Financial Statements has the meaning set forth in Section 3.06.

“Company Intellectual Property” means all Intellectual Property that is owned by the Company.

“Company Interim Balance Sheet” has the meaning set forth in Section 3.06.

“Company Interim Balance Sheet Date.” has the meaning set forth in Section 3.06.

“Company Interim Financial Statements” has the meaning set forth in Section 3.06.

“Company IP Agreements” means all licenses, sublicenses, consent to use agreements, settlements, coexistence agreements, covenants not to sue, waivers, releases, permissions and other Contracts, whether written or oral, relating to Intellectual Property to which the Company is a party, beneficiary or otherwise bound.

“Company IP Registrations” has the meaning set forth in Section 3.13(a).

“Company IT Systems” means all software, computer hardware, servers, networks, platforms, peripherals, and similar or related items of automated, computerized, or other information technology (IT) networks and systems (including telecommunications networks and systems for voice, data and video) owned, leased, licensed, or used (including through cloud-based or other third-party service providers) by the Company.

“Company Material Adverse Effect” means any event, occurrence, fact, condition or change that is, or could reasonably be expected to become, individually or in the aggregate, materially adverse to (a) the business, results of operations, condition (financial or otherwise) or assets of the Company taken as a whole, or (b) the ability of the Selling Parties to consummate the transactions contemplated hereby on a timely basis; provided, however, that “Company Material Adverse Effect” shall not include any event, occurrence, fact, condition or change, directly or indirectly, arising out of or attributable to: (i) general economic or political conditions; (ii) conditions generally affecting the industries in which the Company operates; (iii) any changes in financial or securities markets in general; (iv) acts of war (whether or not declared), armed hostilities or terrorism, or the escalation or worsening thereof; (v) any action required or permitted by this Agreement; (vi) any changes in applicable Laws or accounting rules, including GAAP; or (vii) the public announcement, pendency or completion of the transactions contemplated by this Agreement.

“Contracts” means all legally enforceable contracts, leases, deeds, mortgages, licenses, instruments, notes, commitments, undertakings, indentures, joint ventures and other agreements, whether written or oral.

“Current Assets” means cash and cash equivalents, accounts receivable (including any revenues due from the Current Grants relating to the period prior to the Closing), inventory and deposits (including any deposit held by the Company’s landlord) and prepaid expenses, but excluding deferred Tax assets, determined consistently and in accordance with the accounting principles, policies and procedures the Company used in the preparation of the Company Financial Statements.

“Current Grants” means the grants identified by award numbers 5SBIHL106860-05 and CTGGI 2021-2957, respectively.

“Current Liabilities” means accounts payable and accrued expenses, but excluding deferred Tax liabilities, Transaction Expenses and Indebtedness of the Company, determined consistently and in accordance with the same accounting principles, policies and procedures the Company used in the preparation of the Company Financial Statements.

“Deductible” has the meaning set forth in Section 10.05(a).

“Device” means a laser-based photoplethysmographic device.

“Direct Claim” has the meaning set forth in Section 10.06(f)(i).

“Dispute” has the meaning set forth in Section 7.14.

“Dollars” or “$” means the lawful currency of the United States.

“E.O. 11246” means Executive Order No. 11246 of 1965.

“Employment Agreements” means the employment agreements entered into between Buyer and each of the Principal Shareholders.

“Encumbrance” means any charge, claim, community property interest, pledge, equitable interest, lien (statutory or other), security interest, mortgage, easement, encroachment, right of way, right of first refusal, or any restriction on use, voting, transfer, receipt of income or exercise of any other attribute of ownership.

“Environmental Claim” means any Action, Governmental Order, lien, fine, penalty, or, as to each, any settlement or judgment arising therefrom, by or from any Person alleging liability of whatever kind or nature (including liability or responsibility for the costs of enforcement proceedings, investigations, cleanup, governmental response, removal or remediation, natural resources damages, property damages, personal injuries, medical monitoring, penalties, contribution, indemnification and injunctive relief) arising out of, based on or resulting from: (a) the presence, Release of, or exposure to, any Hazardous Materials; or (b) any actual or alleged non-compliance with any Environmental Law or term or condition of any Environmental Permit.

“Environmental Law” means any applicable Law: (a) relating to pollution (or the cleanup thereof) or the protection of natural resources, endangered or threatened species or the environment (including ambient air, soil, surface water or groundwater, or subsurface strata); or (b) concerning the presence of, exposure to, or the management, manufacture, use, containment, storage, recycling, reclamation, reuse, treatment, generation, discharge, transportation, processing, production, disposal or remediation of any Hazardous Materials. The term "Environmental Law" includes, without limitation, the following (including their implementing regulations and any state analogs): the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, as amended by the Superfund Amendments and Reauthorization Act of 1986, 42 U.S.C. §§ 9601 et seq.; the Solid Waste Disposal Act, as amended by the Resource Conservation and Recovery Act of 1976, as amended by the Hazardous and Solid Waste Amendments of 1984, 42 U.S.C. §§ 6901 et seq.; the Federal Water Pollution Control Act of 1972, as amended by the Clean Water Act of 1977, 33 U.S.C. §§ 1251 et seq.; the Toxic Substances Control Act of 1976, as amended, 15 U.S.C. §§ 2601 et seq.; the Emergency Planning and Community Right-to-Know Act of 1986, 42 U.S.C. §§ 11001 et seq.; the Clean Air Act of 1966, as amended by the Clean Air Act Amendments of 1990, 42 U.S.C. §§ 7401 et seq.; and the Occupational Safety and Health Act of 1970, as amended, 29 U.S.C. §§ 651 et seq.“

“Environmental Notice” means any written directive, notice of violation or infraction, or notice respecting any Environmental Claim relating to actual or alleged non-compliance with any Environmental Law or any term or condition of any Environmental Permit.

“Environmental Permit” means any Permit required to be issued, granted, given or made pursuant to Environmental Law.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended, and the regulations promulgated thereunder.

“ERISA Affiliate” means all employers (whether or not incorporated) that would be treated together with the Company or any of its Affiliates as a “single employer” within the meaning of Section 414 of the Code or Section 4001 of ERISA.

“Escrow Agent” means Colonial Stock Transfer Company, Inc.

“Escrow Agreement” means the Escrow Agreement to be entered into by the Buyer, the Selling Parties and Escrow Agent at the Closing, substantially in the form of Exhibit E.

“Escrow Fund” has the meaning set forth in Section 2.03(a)(iii)(B).

“Escrow Shares” has the meaning set forth in Section 2.05(d).

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“FDA Clearance” means a notification from the FDA finding the Device can be marketed and sold in the United States.

“FDA Submission” means submission of a dossier on the Device to the United States Food and Drug Administration (“FDA”) for permission to market and sell the Device in the United States of America.

“First Escrow Release Date” means the date that is the earliest to occur of (i) the date of an FDA Submission or (ii) the Business Day immediately prior to the announcement of an FDA Submission.

“Fundamental Representations” means:

(A)	with respect to the Company, the representations and warranties set forth in: 3.01(b) (Authority, Due Authorization and Execution); Section 3.02(a) (Authorized and Outstanding Shares); Section 3.02(b) (No Options); Section 3.04(a) (No Conflict–Organizational Documents); Section 3.27 (Taxes); and Section 3.29 (No Brokers);

(B)	with respect to the Buying Parties, representations and warranties set forth in: Section 4.01 (Organization and Authority of the Buyer); Section 4.02 (No Conflicts; Consents); and Section 4.04 (No Brokers); 5.01 Reservation of Common Stock, 5.02 (Organization and Authority); Section 5.03 (No Conflicts); Section 5.04 (No Brokers); and Section 5.06 Capital Structure; and

(C)	with respect to the Selling Shareholders, severally and not jointly, the representations and warranties set forth in Section 6.01(a) (Capacity) and Section 6.02 (Title to Shares).

“GAAP” means United States generally accepted accounting principles in effect from time to time.

“Government Contracts” has the meaning set forth in Section 3.09(a)(viii).

“Governmental Authority” means any federal, state, local or foreign government or political subdivision thereof, or any agency or instrumentality of such government or political subdivision, or any self-regulated organization or other non-governmental regulatory authority or quasi-governmental authority (to the extent that the rules, regulations or orders of such entity, organization or authority have the force of Law).

“Grants” means all grants the Company has received from the National Institute of Health and the State of Colorado pertaining to the development of the Device.

“Grant-Related Liabilities” has the meaning set forth in Section 3.23.

“Governmental Order” means, with respect to a Person, any order, writ, judgment, injunction, decree, stipulation, final determination or award entered by or with any Governmental Authority that applies to such Person, its business and its properties.

“Hazardous Materials” means: (a) any material, substance, chemical, waste, product, derivative, compound, mixture, solid, liquid, mineral or gas, in each case, whether naturally occurring or manmade, that is hazardous, acutely hazardous, toxic, or words of similar import or regulatory effect under Environmental Laws; and (b) any petroleum or petroleum-derived products, radon, radioactive materials or wastes, asbestos in any form, lead or lead-containing materials, urea formaldehyde foam insulation, and polychlorinated biphenyls that are regulated under Environmental Laws.

“Indebtedness” means, without duplication and with respect to the Company, all (a) outstanding indebtedness for borrowed money (other than trade payables incurred in the ordinary course of business of such Person); (b) outstanding indebtedness for the deferred purchase price of property or services (other than trade payables incurred in the ordinary course of business or liabilities taken into account in the calculation of Closing Working Capital), (c) long or short-term indebtedness evidenced by notes, bonds, debentures or other similar instruments; (d) monetary obligations under any interest rate, currency swap or other hedging agreement or arrangement; (e) capital lease monetary obligations; and (f) monetary obligations of the Company for unreimbursed amounts drawn under any letter of credit, banker’s acceptance or similar credit transactions. For avoidance of doubt, Indebtedness shall specifically exclude any liability accounted for in the Closing Working Capital calculation in the Closing Statement as agreed by the Parties. For the avoidance of doubt, “Indebtedness” shall exclude: (i) any item that is paid by or on behalf of the Company or the Selling Parties at the Closing or following the Closing from the Closing Cash Consideration or was included in the determination of the final Closing Cash Consideration related thereto, and any such Indebtedness shall be deemed an expense of the Company for the pre Closing period, (ii) credit card or debit card charges incurred by the Company in the ordinary course of business consistent with past practice and that are not past due; provided that, for the avoidance of doubt, any such credit card or debit card charges unpaid as of Closing shall be included as Current Liabilities of the Company in Closing Working Capital, and (iii) any other indebtedness that is included in the Closing Statement or otherwise reflected in adjustments to Purchase Price or Working Capital shall not be deemed Indebtedness.

“Indemnified Party” has the meaning set forth in Section 10.06.

“Indemnified Taxes” has the meaning set forth in Section 8.02.

“Indemnifying Party” has the meaning set forth in Section 10.06.

“Independent Accountant” means a firm of nationally recognized independent certified public accountants.

“Insurance Policies” has the meaning set forth in Section 3.20.

“Intellectual Property” means any and all rights in, arising out of, or associated with any of the following in any applicable jurisdiction throughout the world: (a) issued patents and patent applications (whether provisional or non-provisional), including divisionals, continuations, continuations-in-part, substitutions, reissues, reexaminations, extensions, or restorations of any of the foregoing, and other Governmental Authority-issued indicia of invention ownership (including certificates of invention, petty patents, and patent utility models) ("Patents"); (b) trademarks, service marks, brands, certification marks, logos, trade dress, trade names, and other similar indicia of source or origin, together with the goodwill connected with the use of and symbolized by, and all registrations, applications for registration, and renewals of, any of the foregoing ("Trademarks"); (c) copyrights and works of authorship, whether or not copyrightable, and all registrations, applications for registration, and renewals of any of the foregoing ("Copyrights"); (d) internet domain names and social media account or user names (including "handles"), whether or not Trademarks, all associated web addresses, URLs, websites and web pages, social media sites and pages, and all content and data thereon or relating thereto, whether or not Copyrights; (e) mask works, and all registrations, applications for registration, and renewals thereof; (f) industrial designs, and all Patents, registrations, applications for registration, and renewals thereof; (g) trade secrets, know-how, inventions (whether or not patentable), discoveries, improvements, technology, business and technical information, databases, data compilations and collections, tools, methods, processes, techniques, and other similar confidential and proprietary information and all rights therein ("Trade Secrets"); (h) computer programs, operating systems, applications, firmware, and other code, including all source code, object code, application programming interfaces, data files, databases, protocols, specifications, and other documentation thereof; (i) rights of publicity; and (j) all other intellectual property or industrial property and proprietary rights in the above.

“Knowledge of the Buyer” or the “Buyer’s Knowledge” or any other similar knowledge qualification, means the actual or constructive knowledge of any director or officer of the Buyer Parties, after due inquiry.

“Knowledge of the Company” or the “Company’s Knowledge” or any other similar knowledge qualification, means the actual or constructive knowledge of any director, officer or full-time Employee of the Company, including the Principal Shareholders, after due inquiry.

“Knowledge of the Selling Shareholder” or the “Selling Shareholder’s Knowledge” or any other similar knowledge qualification, means the actual or constructive knowledge of such respective Selling Shareholder, severally and not jointly, after due inquiry by such respective Selling Shareholder.

“Law” means, with respect to any Person, any statute, law, ordinance, regulation, rule, code, constitution, treaty, common law, decree, other requirement or rule of law put into effect, in each case as of the date of this Agreement, by any Governmental Authority that applies to such Person, its business and its properties.

“Licensed Intellectual Property” has the meaning set forth in Section 3.13(c).

“Liquidation Event” shall mean any of (i) the acquisition of the Buyer or Zynex, or an Affiliate of the Buying Parties operating the Business, or the Business (for purposes of this definition only) as conducted post-closing by the relevant Buying Party), by another entity by means of any transaction or series of related transactions (including, without limitation, any reorganization, merger or consolidation, whether of the Buyer or Zynex with or into any other Person or Persons that is not included in the consolidated financial statements of Zynex prior to Closing Date or the date of such transaction or series of related transactions or of any other Affiliate that is not included in the consolidated financial statements (prior to the Closing Date or the date of such transaction or series of related transactions) of Zynex with or into the Buyer or Zynex), (ii) any sale, lease, conveyance, exclusive license or other disposition of all or substantially all of the assets of the Buyer, Zynex or the Business, (iii) any other form of corporate reorganization or recapitalization in which outstanding shares of the Buyer or Zynex are exchanged for or converted into cash, securities of another Person or Persons, or other property, unless, in each case, any of the Buying Parties’ or Zynex’s stockholders of record immediately prior to such event shall (by virtue of the securities issued as a part of such event) hold greater than 50% of the voting power of the surviving or acquiring party immediately following such event or series of related events; or (iv) a breach of or, other, the failure of the Buyer, subject to cure (if curable), which cure right may not be exercised by Buyer more than once in any 12-month period, within 15 days following notice of such breach or failure, to continue fulfilling the obligations contemplated in any of the Buyer Party Covenants set forth in Sections 7.08 (a) through (d)(Business Funding And Operation Post Closing); provided, that, in the event such event occurs prior to the Share Adjustment Date, then the Selling Shareholders shall have the option of having the Closing Escrow Shares released with or without any adjustment of the Closing Escrow Shares as contemplated in Section 2.05.

“Liquidation Event Release Date” means the date that is the earliest to occur of (i) the Business Day immediately prior to the announcement of a Liquidation Event or (ii) the Business Day immediately prior to the closing of a Liquidation Event; or (iii) the date of a breach induced Liquidation Event contemplated by clause (iv) of the definition of Liquidation Event.

“Lockup Agreement” means a lockup agreement in the form attached hereto as Exhibit F.

“Losses” means losses, damages, liabilities, deficiencies, interest, awards, penalties, fines, costs or expenses of whatever kind, including reasonable attorneys' fees and the cost of enforcing any right to indemnification hereunder and the cost of pursuing any insurance providers; provided, however, that "Losses" shall not include exemplary, punitive, special, incidental and consequential damages (including lost profits, diminution in value and lost business opportunity), except to the extent actually awarded to a Governmental Authority or other third party. For purposes of computing the amount of indemnifiable Losses incurred by any Person the amount shall be net of any tax benefits or insurance proceeds.

“Material Contracts” has the meaning set forth in Section 3.09(a).

“Material Customers” has the meaning set forth in Section 3.19(a).

“Material Suppliers” has the meaning set forth in Section 3.19(b).

“Maximum Ownership Amount” has the meaning set forth in Section 7.03(a).

“Maximum Voting Amount” has the meaning set forth in Section 7.03(a).

“Most Recent Balance Sheet” means the Company Balance Sheet as of end of Business on the Closing Date.

“Multiemployer Plan” has the meaning set forth in Section 3.25(c).

“Nasdaq” means the Nasdaq Stock Market LLC.

“Net Closing Cash Consideration” means (i) the Closing Cash Consideration minus (ii) the amounts paid pursuant to Section 2.03(a)(ii).

“Non-Accredited Shareholders” has the meaning set forth in Section 6.04.

“Organizational Documents” has the meaning set forth in Section 3.01(d).

“Outstanding” means the number of shares of Zynex Common Stock or Zynex securities, as the case may be, outstanding as of the date the Applicable Nasdaq Rules require and as calculated in accordance with the Applicable Nasdaq Rules.

“Ownership Percentage” means, with respect to each Selling Shareholders, the percentage determined by dividing the number of shares held by such Selling Shareholder, as set forth on Exhibit G, by the total number of shares held by all Selling Shareholders as set forth on Exhibit G.

“Parties” has the meaning set forth in the preamble.

“Permits” means all permits, licenses, franchises, approvals, authorizations, registrations, certificates, variances and similar approvals required to be obtained from Governmental Authorities.

“Permitted Encumbrances” means

i.	Encumbrances for Taxes not yet due and payable or for Taxes being contested in good faith through appropriate proceedings and for which adequate reserves are maintained;

ii.	mechanics, carriers’, workmen’s, repairmen’s or other like liens arising or incurred in the ordinary course of business consistent with past practice or amounts that are not delinquent and which are not, individually or in the aggregate, material to the business of the applicable Party;

iii.	with respect to owned or leased Real Property (A) easements, covenants, rights-of-way and other similar restrictions of record, (B) zoning, building and other similar restrictions, (C) Encumbrances that have been placed by any developer, landlord or other third party on property over which the applicable Party has easement rights or on any Leased Property and subordination or similar agreements relating thereto and (D) unrecorded easements, covenants, rights-of-way and other similar restrictions, none of which, in the case of (A) through (D), individually or in the aggregate, materially impairs the use of the affected properties in the manner such properties are being used as of the date of this Agreement or materially impairs the operations of the applicable Party;

iv.	Encumbrances imposed by the Bayh-Dole Act; and

v.	other than with respect to owned Real Property, purchase money Encumbrances, Encumbrances arising under original purchase price, conditional sales contracts and equipment leases with third parties entered into in the ordinary course of business consistent with past practice which are not, individually or in the aggregate, material to the business of the applicable Party.

“Person” means an individual, corporation, partnership, joint venture, limited liability company, Governmental Authority, unincorporated organization, trust, association or other entity.

“Piggyback Registration” has the meaning set forth in Section 7.02(a).

“Platform Agreements” means each of the terms of use, terms of service, and similar Contracts required by and governing the use of social media platforms, sites, or services.

“Post-Closing Tax Period” means any taxable period beginning after the Closing Date and, with respect to any taxable period beginning before and ending after the Closing Date, the portion of such taxable period beginning after the Closing Date.

“Post-Closing Taxes” means Taxes of the Company for any Post-Closing Tax Period.

“Pre-Closing Tax Period” means any taxable period ending on or before the Closing Date and, with respect to any taxable period beginning before and ending after the Closing Date, the portion of such taxable period ending on and including the Closing Date.

“Pre-Closing Taxes” means Taxes of the Company for any Pre-Closing Tax Period.

“Principal Shareholder” has the meaning set forth in the preamble of this Agreement.

“Protected Communications” means, at any time, any and all communications in whatever form, whether written, oral, video, electronic or otherwise, that shall have occurred between or among any of the Company, Selling Shareholders, or any of their respective direct and indirect Affiliates, equity or holders, directors, officers, employees, agents, advisors, on the one hand, and attorneys (including KMG Law, LLC and Kevin Galligan, Esq. and the tax attorneys engaged from Bryan Cave Leighton Paisner LLP to represent the Company), on the other hand, to the extent (and only to the extent) such communication is protected attorney client privileged communication under applicable law relating to (a) this Agreement, exhibits, Company Disclosure Schedules or the related Transaction documents to which the Company is a party, the negotiations leading to this Agreement, exhibits, Company Disclosure Schedules, any related disclosures and Transaction documents and the transactions contemplated hereby and thereby, and (b) any prior negotiations for a sale of the Company with the Buyer Parties or any of its Affiliates, in each case which, immediately prior to the Closing, was attorney-client privileged communications between such party, on the one hand, and its attorneys (including KMG Law, LLC and the above referenced tax attorneys from Bryan Cave Leighton Paisner LLP), on the other hand.

“Purchase Price” has the meaning set forth in Section 2.02.

“Purchaser Representative” has the meaning set forth in Rule 501(i) of the Securities Act.

“Qualified Appraiser” has the meaning set forth in Section 7.12(a).

“Qualified Benefit Plan” has the meaning set forth in Section 3.25(c).

“Real Property” means with respect to any Person the real property owned, leased or subleased by such Person, together with all buildings, structures and facilities located thereon.

“Registrable Securities” means the (a) Stock Consideration Shares held by the Selling Shareholders, and (b) any additional shares of Zynex Common Stock issued or distributed by way of a dividend, stock split or other distribution in respect of the securities under (a) above or acquired by way of any rights offering or similar offering made in respect of the securities under (a) above. As to any particular Registrable Securities, once issued such securities will cease to be Registrable Securities, when (i) a registration statement with respect to the sale of such securities has become effective under the Securities Act and such securities have been disposed of in accordance with such registration statement; (ii) such securities have been distributed to the public pursuant to Rule 144; or (iii) such securities have ceased to be outstanding.

“Registration Expenses” means, without limitation: (i) all registration and filing fees; (ii) fees and expenses of compliance with securities or “blue sky” laws (including fees and disbursements of counsel in connection with blue sky qualifications of the Registrable Securities); (iii) printing expenses; (iv) Zynex’s internal expenses (including, without limitation, all salaries and expenses of its officers and employees); (v) fees and disbursements of counsel for Zynex and fees and expenses for independent certified public accountants retained by the Zynex (including the expenses or costs associated with the delivery of any opinions or comfort letters); and (vi) the reasonable fees and expenses of any special experts retained by Zynex in connection with such registration.

“Release” means any actual or threatened release, spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, dumping, abandonment, disposing or allowing to escape or migrate into or through the environment (including, without limitation, ambient air (indoor or outdoor), surface water, groundwater, land surface or subsurface strata or within any building, structure, facility or fixture).

“Representative” means, with respect to any Person, any and all directors, officers, employees, consultants, financial advisors, counsel, accountants and other agents of such Person.

“Restricted Business” means (i) with respect to Kurt Aronow, the business involving the research and development of laser based photoplethysmographic devices and (ii) with respect to all other Selling Shareholders, the business involving the research and development of laser based photoplethysmographic devices, TENS/IFC/NMES devices and fluid and blood volume monitoring devices.

“Restricted Period” has the meaning set forth in Section 7.04(a).

“Right of Set-Off” has the meaning set forth in Section 10.06(d)(i).

“Second Escrow Release Date” means the date that is the earliest to occur of (i) the date of an FDA Clearance or (ii) the Business Day immediately prior to the announcement of an FDA Clearance.

“Section 338(h)(10) Election” has the meaning set forth in Section 8.04(a).

“Section 503” means Section 503 of the Rehabilitation Act of 1973, including all implementing regulations.

“Securities Act” means the Securities Act of 1933, as amended.

“Selling Parties” has the meaning set forth in the preamble.

“Selling Parties Indemnitees” has the meaning set forth in Section 10.03.

“Selling Shareholders” has the meaning set forth in the preamble.

“Shares” has the meaning set forth in the recitals.

“Share Adjustment Date” shall be the date that is the earliest of (i) the 12-month anniversary of the Closing, (ii) the Business Day immediately prior to any announcement of a Liquidation Event or (iii) the Business Day immediately prior to the closing of a Liquidation Event.

“Share Adjustment Number” shall be the quotient of $10,000,000.00 divided by the weighted average closing price of a share of Zynex Common Stock as reported by Nasdaq for the thirty (30) day period immediately preceding the Share Adjustment Date, such weighted average to be weighted based on the trading volume of the Zynex Common Stock, as reported on Nasdaq, for each trading day during such thirty (30) day period.

“Shareholders Representative” has the meaning set forth in Section 11.14(b).

“Stock Consideration Shares” means the Closing Shares and the Escrow Shares.

“Straddle Period” has the meaning set forth in Section 8.03.

“Target Working Capital” means $1.00.

“Taxes” means all federal, state, local, foreign and other income, gross receipts, sales, use, production, ad valorem, transfer, franchise, registration, profits, license, lease, service, service use, withholding, payroll, employment, unemployment, estimated, excise, severance, environmental, stamp, occupation, premium, property (real or personal), real property gains, windfall profits, customs, duties or other taxes, fees, assessments or charges of a similar kind, together with any interest, additions or penalties with respect thereto and any interest in respect of such additions or penalties.

“Tax Claim” has the meaning set forth in Section 8.05.

“Tax Return” means any return, declaration, report, claim for refund, or information return or statement or other document required to be filed with respect to Taxes, including any schedule or attachment thereto, and including any amendment thereof.

“Territory” means the United States of America, European Union, the United Kingdom and Canada.

“Third-Party Claim” has the meaning set forth in Section 10.06(b)(i)(A).

“Transaction Expenses” means all fees and expenses incurred, or otherwise owed, by the Company at or prior to the Closing in connection with the preparation, negotiation and execution of this Agreement and the Ancillary Documents, and the performance and consummation of the Transactions.

“Transactions” means the transactions contemplated by this Agreement and the Ancillary Agreements.

“Transfer Agent” means Colonial Stock Transfer Company, Inc.

“Union” has the meaning set forth in Section 3.26(b).

“Working Capital Deficit” means the amount by which the Closing Working Capital is less than the amount equal to the Target Working Capital amount.

“Working Capital Surplus” means the amount by which the Closing Working Capital is greater than the amount equal to the Target Working Capital amount.

“Zynex” has the meaning set forth in the preamble of this Agreement.

“Zynex Balance Sheet” has the meaning set forth in Section 5.07(c).

“Zynex Common Stock” means the Common Stock, par value $0.001 per share, of Zynex.

“Zynex Material Adverse Effect” means any event, occurrence, fact, condition or change that is, or could reasonably be expected to become, individually or in the aggregate, materially adverse to (a) the business, results of operations, condition (financial or otherwise) or assets of Zynex, or (b) the ability of the Selling Parties to consummate the transactions contemplated hereby on a timely basis; provided, however, that “Zynex Material Adverse Effect" shall not include any event, occurrence, fact, condition or change, directly or indirectly, arising out of or attributable to: (i) general economic or political conditions; (ii) conditions generally affecting the industries in which Zynex operates; (iii) any changes in financial or securities markets in general; (iv) acts of war (whether or not declared), armed hostilities or terrorism, or the escalation or worsening thereof; (v) any action required or permitted by this Agreement; (vi) any changes in applicable Laws or accounting rules, including GAAP; or (vii) the public announcement, pendency or completion of the transactions contemplated by this Agreement; provided further, however, that any event, occurrence, fact, condition or change referred to in clauses (i) through (iv) immediately above shall be taken into account in determining whether a Zynex Material Adverse Effect has occurred or could reasonably be expected to occur to the extent that such event, occurrence, fact, condition or change has a disproportionate effect on Zynex compared to other participants in the industries in which Zynex conducts its businesses (in which case, only the incremental disproportionate adverse effect may be taken into account in determining whether a Zynex Material Adverse Effect has occurred).

“Zynex SEC Documents” has the meaning set forth in Section 5.07(a).

“Zynex Securities” has the meaning set forth in Section 5.06(a)(i).

“Zynex Subsidiary Securities” has the meaning set forth in Section 5.06(c).

“Zynex Voting Debt” has the meaning set forth in Section 5.06(b).

ARTICLE 2
PURCHASE AND SALE

Section 2.01       Purchase and Sale. Subject to the terms and conditions set forth herein, at the Closing, the Selling Shareholders shall sell to the Buyer, and the Buyer shall purchase from the Selling Shareholders, the Shares, free and clear of all Encumbrances (other than restrictions imposed on transfer under applicable Federal and/or state securities Laws or regulations and those Encumbrances created by the Company’s Organizational Documents) for the consideration specified in Section 2.02.

Section 2.02       Purchase Price. The purchase price for the Shares shall be an aggregate amount equal to: the Closing Cash Consideration plus (ii) the Closing Shares plus (iii) the Escrow Shares (the "Purchase Price").

Section 2.03       Transactions to be Effected at the Closing.

(a)               Buying Parties. At the Closing, the Buying Parties shall:

(i)                 Pay and deliver, or cause to be paid and delivered, to each of the Selling Shareholders:

(A)             their respective pro rata portion of the Closing Cash Consideration equal to the product of (i) such Selling Shareholder’s Ownership Percentage and (ii) the Net Closing Cash Consideration, which amounts shall be delivered by wire transfer of immediately available funds in Dollars to the accounts designated in writing by the Selling Shareholders that were delivered to Buyer by each of the Selling Shareholders prior to the Closing; and

(B)              their pro rata portion of the number of Closing Shares equal to the product of such Selling Shareholder’s Ownership Percentage by the total number of Closing Shares; and

(C)              the Ancillary Documents and all other agreements, documents, instruments or certificates required to be delivered by Buyer at or prior to the Closing pursuant to ARTICLE IX of this Agreement.

(ii)              pay, or cause to be paid, on behalf of the Company, the following amounts:

(A)             Indebtedness, excluding any Transaction Expenses, of the Company to be paid at Closing, by wire transfer of immediately available funds to the accounts and in the amounts specified on the Closing Statement; and

(B)              any Transaction Expenses of the Company unpaid prior to the Closing, by wire transfer of immediately available funds to the accounts and in the amounts specified on the Closing Statement.

(iii)            deliver to the Escrow Agent on behalf of the Buying Parties and Selling Shareholders:

(A)             the Escrow Agreement; and

(B)              written instructions regarding the deposit of the Closing Escrow Shares (to be issued pro rata on behalf of, and in the name of, each respective Selling Shareholder, in accordance with each Selling Shareholder’s Ownership Percentage) in the escrow fund (the “Escrow Fund”) in accordance with the Escrow Agreement.

(iv)             deliver to the Transfer Agent written instructions for the immediate issuance of (A) the Closing Shares in book-entry form (to be issued to and in the name of each of the respective Selling Shareholders, pro rata based on each Selling Shareholder’s Ownership Percentage) and (B) the Closing Escrow Shares (which shall be held in the Escrow Fund in the name of each Selling Shareholder and in accordance with the Escrow Agreement), which shall be delivered to the Escrow Agent, and (C) such other documents as the Transfer Agent may reasonably request.

(b)               Selling Shareholders. At the Closing, the Selling Shareholders shall deliver to Buyer:

(i)                 stock certificates evidencing the Shares,

(ii)              duly executed stock powers separate from the certificates representing the Shares in a form reasonably acceptable to Buyer; and

(iii)            the Ancillary Documents and all other agreements, documents, instruments or certificates required to be delivered by the respective Selling Shareholders at or prior to the Closing pursuant to ARTICLE IX of this Agreement.

(c)               The Company and Buyer. The Company and Buyer shall agree on the Closing Working Capital based on the Most Recent Balance Sheet and the information related to the calculation of Closing Working Capital included in the Closing Statement. For clarification, from the Closing Working Capital, the Working Capital Deficit or Working Capital Surplus, as the case may be, shall be derived, which amount in turn shall be used to determine the Closing Cash Consideration.

Section 2.04 [Intentionally Omitted].

Section 2.05 Closing Escrow Shares Adjustment. The Closing Escrow Shares shall be adjusted on the Share Adjustment Date as follows:

(a)               If the number of Closing Escrow Shares is equal to the Share Adjustment Number, then no adjustment shall be made to the Closing Escrow Shares on the Share Adjustment Date;

(b)               If the number of Closing Escrow Shares is greater than the Share Adjustment Number, then on the Share Adjustment Date the number of Closing Escrow Shares shall be reduced by difference of the Closing Escrow Shares minus the Share Adjustment Number, and the Parties shall jointly instruct the Escrow Agent to return such difference to the Buyer;

(c)               If the number of Closing Escrow Shares is less than the Share Adjustment Number, then on the Share Adjustment Date the Buying Parties shall cause to be delivered into the Escrow Fund such additional shares of Zynex Common Stock as is equal to difference of the Share Adjustment Number minus the Closing Escrow Shares. Zynex shall cause such additional shares of Zynex Common Stock (in the aggregate equal to the Additional Share Number) to be issued to and in the name of each of the respective Selling Shareholders, pro rata based on each Selling Shareholder’s Ownership Percentage, which shall be delivered by Zynex, on behalf of the Selling Shareholders, to the Escrow Agent for inclusion in the Escrow Fund as soon as reasonably practicable and in no event later than three (3) Business Days following the determination of the Additional Share Number; provided, if any portion of the Closing Escrow Shares shall have been previously released from Escrow, then the same proportion of the Additional Share Number that would otherwise have been delivered to the Escrow Agent instead shall be released and delivered to each of the Selling Shareholders.

(d)               Following the Share Adjustment Date the total number of shares of Zynex Common Stock held in the Escrow Fund, (i.e., the Closing Escrow Shares (as adjusted pursuant to any stock split, dividend, reorganization, combination or similar event) as decreased in the amount of the Shares Adjustment Number pursuant to subparagraph (b) above or as increased in the amount of the Shares Adjustment Number pursuant to subparagraph (c) above, as the case may be, shall be the “Escrow Shares.” The Escrow Shares shall be allocated pro rata among, and issued in the respective name of, each of the Selling Shareholders based on their Ownership Percentage on the Closing Date (subject to any adjustments that may result from the release of any Selling Shareholder’s Escrowed Shares that are not proportionate to release on behalf of other Selling Shareholders).

Section 2.06       Closing. Subject to the terms and conditions of this Agreement, the purchase and sale of the Shares contemplated hereby shall take place at a closing (the "Closing") to be held on the date hereof at the Company’s offices in Boulder, Colorado or at such other time, date and/or at such other place as the Parties may mutually agree in writing (the day on which the Closing takes place, the “Closing Date”).

Section 2.07       Withholding Tax. Buyer and the Company shall be entitled to deduct and withhold from the Purchase Price all Taxes that Buyer and the Company determines, in good faith after due consultation with Buyer’s tax counsel and written notice to the affected Selling Shareholders, are required to deduct and withhold with respect to the making of such payment under the Code, or under any appropriate provision of state or local Tax Law; provided, however, that the Buying Parties and the Company shall cause all of such amounts that are so deducted or withheld, if any, to be timely remitted to the applicable Governmental Entity on behalf of each respective Selling Shareholder from whom any amount was withheld or deducted. In the event that any amount is so deducted and/or withheld from a Selling Shareholder, such deducted or withheld amounts will be treated for all purposes of this Agreement as having been paid to such respective Selling Shareholder to whom the payment from which such amounts were withheld was made.

ARTICLE 3
REPRESENTATIONS AND WARRANTIES OF THE SELLING PARTIES REGARDING THE COMPANY

The Selling Parties, jointly and severally, make the representations and warranties to the Buying Parties contained in this ARTICLE III, except as qualified in the Company Disclosure Schedule attached hereto. The Company Disclosure Schedule is arranged in Schedules corresponding to the lettered and numbered paragraphs contained in this ARTICLE III.

Section 3.01    Organization and Authority of the Company.

(a)               Organization. The Company is a corporation duly organized, validly existing and in good standing under the Laws of the state of Colorado.

(b)               Authority, Due Authorization and Execution. The Company has the requisite corporate power and authority to enter into this Agreement, to carry out its obligations hereunder and to consummate the transactions contemplated hereby. This Agreement has been duly executed and delivered by the Company.

(c)               Enforceability. Assuming due authorization, execution and delivery by the Buyer and each of the Selling Shareholders, this Agreement constitutes a legal, valid and binding obligation of the Company enforceable against the Company in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or similar Laws affecting creditors’ rights generally and by general principles of equity (regardless of whether enforcement is sought in a proceeding at law or in equity).

(d)               Articles of Incorporation; Bylaws. The copies of the Articles of Incorporation of the Company and the Bylaws of the Company attached hereto as Exhibit A (the “Articles”) and Exhibit B (the “Bylaws,” and, together with the Articles, the “Organizational Documents”), respectively, are true, correct and complete and are in full force and effect.

Section 3.02       Capitalization.

(a)               Authorized and Outstanding Shares. The authorized capital stock of the Company consists of ten million (10,000,000) shares of common stock, without par value, of which 5,931,145 shares are issued and outstanding and constitute the Shares. All of the Shares have been duly authorized, are validly issued, fully paid and non-assessable, and are owned of record and beneficially by the Selling Shareholders in the respective amounts set forth in Section 3.02(a) of the Disclosure Schedule.

(b)               No Options. There are no outstanding or authorized options, warrants, convertible securities or other rights, agreements, arrangements or commitments of any character relating to the capital stock of the Company obligating the Company to issue or sell any shares of capital stock of, or any other ownership interest in, the Company.

(c)               All of the Shares were issued in material compliance with applicable Laws. None of the Shares were issued in violation of any legally binding agreement, arrangement or commitment to which the Company is a party or is subject to or in violation of any preemptive or similar rights of any Person.

(d)               The Company does not have outstanding or authorized any stock appreciation, phantom stock, profit participation or similar rights.

(e)               The Company does not have and has not authorized any rights of first refusal or pre-emptive rights with respect to the Shares.

(f)                Except for the rights and obligations set forth in the Company’s Organizational Documents, there are no voting trusts, stockholder agreements, proxies or other agreements or understandings in effect with respect to the voting or transfer of any of the Shares.

Section 3.03       No Subsidiaries. The Company does not own, or have any interest in, any shares or other ownership interest in any other Person.

Section 3.04       No Conflicts. The execution, delivery and performance by the Company of this Agreement, and the consummation of the transactions contemplated hereby, do not and will not:

(a)               conflict with or result in a violation or breach of, or default under, any provision of the articles of incorporation or bylaws of the Company (each as in effect as of the date of this Agreement); or

(b)               conflict with or result in a material violation or breach of any provision of any Law or Governmental Order applicable to the Company, except where the violation, breach, conflict, default, acceleration or failure to give notice would not have a Company Material Adverse Effect; or

(c)               conflict with or constitute a material breach or a default under (whether with or without the passage of time, the giving of notice or both) any Material Contract of the Company, except where the violation, breach, conflict, default, acceleration or failure to give notice would not have a Company Material Adverse Effect.

Section 3.05       Governmental Consents. No consent, approval, Permit, Governmental Order, declaration or filing with, or notice to, any Governmental Authority is required by or with respect to the Company in connection with the execution and delivery of this Agreement and the consummation of the transactions to be completed on the Closing contemplated hereby, except for (i) the consents, approvals, Permits, Governmental Orders, declarations or filings with, or notices to, any Governmental Authority as set forth in the Company Disclosure Schedule and (ii) such consents, approvals, Permits, Governmental Orders, declarations, filings or notices which, in the aggregate, would not have a Company Material Adverse Effect.

Section 3.06       Financial Statements. Copies of the Company's financial statements consisting of the balance sheet of the Company as of December 31 in each of the years 2020, 2019 and 2018 for the years then ended (the "Company Annual Financial Statements"), and unaudited financial statements consisting of the balance sheet of the Company as of November 30, 2021 (the "Company Interim Financial Statements") and the Most Recent Balance Sheet together with the Company Annual Financial Statements and the Company Interim Balance Sheet, the "Company Financial Statements") are attached at Exhibit C. The Company Financial Statements are based on the books and records of the Company, and fairly present the financial condition of the Company as of the respective dates they were prepared. The balance sheet of the Company as of December 31, 2020 is referred to herein as the "Company Balance Sheet" and the date thereof as the "Company Balance Sheet Date" and the balance sheet of the Company as of November 30, 2021 is referred to herein as the "Company Interim Balance Sheet" and the date thereof as the "Company Interim Balance Sheet Date."

Section 3.07       Undisclosed Liabilities. Except for (a) liabilities that are reflected or reserved against on the balance sheet included in Financial Statements, (b) liabilities incurred in the ordinary course of business consistent with past practice, (c) liabilities arising under the terms of (but not from any breach or default under) any agreement, contract, commitment, license, permit, lease or other instrument or obligation that is either (i) disclosed in the Company Disclosure Schedule or (ii) not required to be so disclosed by the terms of this Agreement (and including any of the foregoing types of instruments or obligations that are entered into or obtained after the date of this Agreement, as long as such action does not result in a breach of this Agreement), (d) liabilities incurred pursuant to or in connection with this Agreement or the transactions contemplated hereby or thereby, (e) liabilities that are primarily related to the subject matter of other representations and warranties in this ARTICLE III or (f) liabilities that would not have a Company Material Adverse Effect, the Company does not have any liability (whether absolute, accrued or contingent or otherwise and whether due or to become due) that would be required by GAAP to be reflected in the balance sheet included in Company Financial Statements.

Section 3.08       Absence of Certain Changes, Events and Conditions. Since the Company Interim Balance Sheet Date, and other than in the ordinary course of business consistent with past practice, there has not been, with respect to the Company, any:

(a)               event, occurrence or development that has had, or could reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect;

(b)            amendment to the Organizational Documents, except for amendment and restatement of the Bylaws;

(c)            split, combination or reclassification of any shares of its capital stock;

(d)            issuance, sale or other disposition of any of its capital stock, or grant of any options, warrants or other rights to purchase or obtain (including upon conversion, exchange or exercise) any of its capital stock;

(e)               declaration or payment of any dividends or distributions on or in respect to any of its capital stock or redemption, purchase or acquisition of its capital stock;

(f)             material change in any method of accounting or accounting practice of the Company, except as required by GAAP or as disclosed in the notes to the Financial Statements;

(g)            material change in the Company's cash management practices and its policies, practices and procedures with respect to collection of accounts receivable, establishment of reserves for uncollectible accounts, accrual of accounts receivable, inventory control, prepayment of expenses, payment of trade accounts payable, accrual of other expenses, deferral of revenue and acceptance of customer deposits;

(h)            incurrence, assumption or guarantee of any indebtedness for borrowed money except unsecured current obligations and liabilities incurred in the ordinary course of business consistent with past practice and except as set forth in the Company Disclosure Schedule;

(i)              transfer, assignment, sale or other disposition of any of the assets shown or reflected in the Balance Sheet or cancellation of any debts or entitlements;

(j)              transfer or assignment of or grant of any license or sublicense under or with respect to any Company Intellectual Property or Company IP Agreements;

(k)            material damage, destruction or loss (whether or not covered by insurance) to its property;

(l)              any capital investment in, or any loan to, any other Person;

(m)          acceleration, termination (other than upon completion of the Contract) or material modification to or cancellation of any material Contract (including, but not limited to, any Material Contract) to which the Company is a party or by which it is bound (except as set forth in the Company Disclosure Schedule);

(n)            any capital expenditures in excess of $5,000, individually or $20,000 in the aggregate;

(o)            imposition of any material Encumbrance, other than a Permitted Encumbrance, upon any of the Company properties, capital stock or assets, tangible or intangible;

(p)           (i)            grant of any bonuses grant of any bonuses, whether monetary or otherwise, or material increase in any hourly wage rate, salary, severance, pension or other compensation or benefits in respect of its current employees, officers, directors, independent contractors or consultants, other than as provided for in any written agreements or required by applicable Law;

(ii)              change in the terms of employment for any employee or any termination of any employees for which the aggregate costs and expenses that would be incurred during the interim period exceed $25,000.00; or

(iii)            action to accelerate the vesting or payment of any compensation or benefit for any current or former employee, officer, director, independent contractor or consultant;

(q)               hiring or promoting any person or hiring or promoting any employee except to fill a vacancy in the ordinary course of business;

(r)                adoption, modification or termination of any Contract for: (i) employment, severance, retention or other similar agreement with any current or former employee, officer, director, independent contractor or consultant, (ii) Benefit Plan or (iii) collective bargaining or other agreement with a Union;

(s)                any loan to (or forgiveness of any loan to), or entry into any other similar transaction with, any of its shareholders or current or former directors, officers and employees;

(t)                 entry into a new line of business or abandonment or discontinuance of existing lines of business;

(u)               adoption of any plan of merger, consolidation, reorganization, liquidation or dissolution or filing of a petition in bankruptcy under any provisions of federal or state bankruptcy Law or consent to the filing of any bankruptcy petition against it under any similar Law;

(v)               purchase, lease or other acquisition of the right to own, use or lease any property or assets for an amount in excess of $5,000, individually (in the case of a lease, per annum) or $50,000 in the aggregate (in the case of a lease, for the entire term of the lease, not including any option term), except for purchases of inventory or supplies in the ordinary course of business consistent with past practice;

(w)             acquisition by merger or consolidation with, or by purchase of a substantial portion of the assets or stock of, or by any other manner, any business or any Person or any division thereof; or

(x)               any Contract to do any of the foregoing, or any action or omission that would result in any of the foregoing.

Section 3.09       Material Contracts.

(a)               Section 3.09(a) of the Company Disclosure Schedules lists each of the following Contracts of the following nature to which the Company is currently bound being "Material Contracts"):

(i)                 each Contract of the Company involving aggregate annual consideration in excess of $50,000 and which, in each case, cannot be cancelled by the Company without penalty or without more than thirty (30) days' notice;

(ii)              all Contracts that require the Company to purchase its total requirements of any product or service from a third party or that contain "take or pay" provisions;

(iii)            all Contracts that provide for the indemnification by the Company of any Person for the assumption of any Tax or environmental of any Person in an amount in excess of $25,000;

(iv)             all Contracts that for the acquisition or disposition of any business, a material amount of stock or assets of any other Person or any real property (whether by merger, sale of stock, sale of assets or otherwise);

(v)               all broker, distributor, dealer, manufacturer's representative, franchise, agency, sales promotion, market research, marketing consulting and advertising Contracts to which the Company is a party;

(vi)             all employment agreements and Contracts with independent contractors or consultants (or similar arrangements) to which the Company is a party and which are not cancellable without material penalty or without more than thirty (30) days' notice;

(vii)          except for Contracts relating to trade payables, all Contracts for the incurrence of indebtedness (including, without limitation, guarantees) of the Company;

(viii)        all written Contracts with any Governmental Authority to which the Company is a party, including, without limitation, all awarding research grant Contracts granted by any Governmental Authority (“Government Contracts”);

(ix)             all research grant Contracts granted by Persons other than any Government Authority;

(x)               all Contracts that materially limit or purport to materially limit the ability of the Company to compete in any line of business or with any Person or in any geographic area or during any period of time following the Closing;

(xi)             any Contracts to which the Company is a party that provide for any joint venture, partnership or similar arrangement by the Company; and

(xii)          all collective bargaining agreements or Contracts with any Union to which the Company is a party.

(b)               None of the Company or, to the Company’s Knowledge, any other party thereto is in breach of or default under (or is alleged to the Company to be in breach of or default under). The Company has not provided or received any notice of any intention to terminate, any Material Contract. The Company is not aware of any event or circumstance within the Company’s control has occurred that, with notice or lapse of time or both, would constitute an event of default under any Material Contract or result in a termination thereof. Copies of each Material Contract have been made available to the Buyer or its Representatives.

Section 3.10       Title to Tangible Personal Property.

(a)               The Company has good and valid title to, or a valid leasehold interest in, all furniture, fixtures, equipment, supplies and other tangible personal property of the Business that is owned by the Company. All such tangible personal property is free and clear of Encumbrances except for Permitted Encumbrances, including those items set forth in Section 3.10 of the Company Disclosure Schedules.

Section 3.11       Real Property.

(a)               The Company does not own and has never owned any real property.

(b)               Section 3.11 of the Disclosure Schedule sets forth a list of the real property leased by the Company. The Company has a valid leasehold interest in the properties set forth on Section 3.11 of the Disclosure Schedule.

(c)               With respect to leased Real Property, the Company has delivered or made available to the Buyer copies of any leases to which the Company is a party for Real Property. The Company is not a sublessor or grantor under any sublease or other instrument granting to any other Person any right to the possession, lease, occupancy or enjoyment of any leased Real Property.

(d)               The use and operation of the Real Property in the conduct of the Company's business as currently conducted do not violate in any material respect any Law, covenant, condition, restriction, easement, license, permit or agreement. To the Company’s Knowledge, no material improvements constituting a part of the Real Property encroach on real property owned (other than the leased Real Property owned by the landlord) or leased by a Person other than the Company. To the Company’s Knowledge, there are no Actions pending nor threatened against the Real Property or any portion thereof in the nature or in lieu of condemnation or eminent domain proceedings.

Section 3.12       Condition and Sufficiency of Assets. Except as set forth in Section 3.12 of the Company Disclosure Schedules, the buildings, plants, structures, furniture, fixtures, machinery, equipment, vehicles and other items of tangible personal property owned by the Company are structurally sound, are in good operating condition and repair that are adequate for the uses to which they are being put, and none of such buildings, plants, structures, furniture, fixtures, machinery, equipment, vehicles and other items of tangible personal property is in need of maintenance or repairs except for ordinary, routine maintenance and repairs that are not material in nature or cost. The buildings, plants, structures, furniture, fixtures, machinery, equipment, vehicles and other items of tangible personal property currently owned or leased by the Company, together with all other properties and assets of the Company, are sufficient for the continued conduct of the Company's business after the Closing in substantially the same manner as conducted prior to the Closing.

Section 3.13       Intellectual Property.

(a)               Section 3.13(a) of the Company Disclosure Schedules sets forth a list of all: (i) issued patents and patent applications, (ii) domain names and registered trademarks and applications therefor, and (iii) registered copyrights and applications therefor owned by the Company (collectively, “Company IP Registrations”), which includes, as applicable, the jurisdiction by or in which the respective Company IP Registration has been issued, registered, or filed; the patent, registration, or application serial number; the issue, registration, or filing date; and the current status.

(b)               Section 3.13(b) of the Company Disclosure Schedules sets forth a list of all material unregistered Trademarks included in the Company Intellectual Property.

(c)               Section 3.13(c) of the Company Disclosure Schedules sets forth a list of all inbound licenses (other than shrink wrap licenses), sublicenses, and other similar agreements, including any ongoing software or website maintenance agreements, hosting agreements or cloud computing agreements, as to which the Company has received a license of other Person’s Intellectual Property, other than licenses and shrink wrap licenses for commercial off-the-shelf software products (collectively, the “Licensed Intellectual Property”).

(d)               Except for the rights granted pursuant to the Bayh-Dole Act in regard to the intellectual property the Company has developed pursuant to the Grants, the Company has not licensed to any third party any of the Company’s Intellectual Property.

(e)               The Company has developed internally all the software developed for use in the Company’s Device and has not incorporated any software from a third party that would require a license.

(f)                The Company owns or otherwise has the right to use all Intellectual Property used or held for use in or necessary for the conduct of the Company's business as currently conducted, including the use of the Company Intellectual Property and Licensed Intellectual Property in connection therewith, in each case, free and clear of Encumbrances other than Permitted Encumbrances without any known conflict with or infringement or misappropriation of any rights or property of other Persons.

(g)               The Company follows reasonable commercial practices common in the industry to protect its proprietary and confidential information (including trade secrets), including requiring their respective employees, consultants and agents to be bound in writing by obligations of confidentiality and non-disclosure, and requiring their respective employees, consultants and agents to assign to the Company any and all inventions and discoveries and other Intellectual Property conceived, reduced to practice, developed or discovered by such employees, consultants and/or agents made within the scope of, and during their employment or engagement (to the extent permitted by law) pursuant to written agreements executed by each such employee, consultant or agent, and only disclosing proprietary and Confidential Information to third parties pursuant to written confidentiality and non-disclosure agreements, and such Contracts for each current and former employee and independent contractor who has contributed to the invention, creation, or development of any Intellectual Property during the course of employment or engagement with the Company have been made available to the Buyer with copies of all such Contracts.

(h)               Neither the execution, delivery nor performance of this Agreement, nor the consummation of the transactions contemplated hereunder, to the Company’s Knowledge will result in the loss or impairment of, or require the consent of, any other Person in respect of, the Company's right to own or use any Company Intellectual Property or Licensed Intellectual Property.

(i)                 All Company IP Registrations are in effect (except with respect to applications) and all renewal fees and other maintenance fees for Company IP Registrations have been paid and all other required maintenance actions for Company IP Registrations have been taken with the relevant Governmental Authorities and authorized registrars.

(j)                 All material documentation, file histories, certificates, office actions, correspondence, assignments, and other instruments pertaining to the Company IP Registrations have been made available to Buyer or its Representative and will remain in the control of the Company after the Closing.

(k)               To the Knowledge of the Company, no Person has infringed, misappropriated, or otherwise violated, or is currently infringing, misappropriating, or otherwise violating, any Company Intellectual Property.

(l)                 There are no Actions pending against the Company or, to the Knowledge of the Company, threatened (including any opposition, cancellation, revocation, review, or other proceeding): (i) alleging any infringement, misappropriation, or other violation by the Company of the Intellectual Property of any Person; (ii) challenging the validity, enforceability, registrability, patentability, or ownership of any Company Intellectual Property or Licensed Intellectual Property or the Company's right, title, or interest in or to any Company Intellectual Property or Licensed Intellectual Property; or (iii) by the Company alleging any infringement, misappropriation, or other violation by any Person of the Company Intellectual Property or such Licensed Intellectual Property.

(m)             The representations and warranties set forth in this Section 3.13 are the Selling Parties’ sole and exclusive representations and warranties regarding the matters set forth herein, including intellectual property and the rights and obligations thereto.

Section 3.14       Social Media Accounts. Section 3.14 of the Company Disclosure Schedules lists all social media accounts controlled by the Company. The Company is in compliance with all Platform Agreements except where any failure to be in compliance would not have a Company Material Adverse Effect. To the Knowledge of the Company, there are no Actions, whether settled, pending, or threatened, alleging any (A) breach or other violation of any Platform Agreement by the Company; or (B) defamation, violation of publicity rights of any Person, or any other violation by the Company in connection with its use of social media.

Section 3.15       IT Systems. Except as set forth in Section 3.15 of the Company Disclosure Schedules, all Company IT Systems are sufficient for the operation of the Company's business as currently conducted. There has never been any material malfunction, failure, continued substandard performance, denial-of-service, or, to the Company’s Knowledge, any cyberattack of the Company IT Systems that has resulted in material disruption or damage to the Business of the Company and that has not been remedied. The Company has taken commercially reasonable steps to safeguard the confidentiality, availability, security, and integrity of the Company IT Systems, including implementing and maintaining backup and disaster recovery arrangements. The representations and warranties set forth in this Section 3.15 are the Selling Parties’ sole and exclusive representations and warranties regarding the Company’s IT Systems and matters set forth herein. Notwithstanding anything to the contrary contained herein, none of the representations and warranties in this Section 3.15 shall be deemed to relate to matters discussed in Section 3.12 (Condition and Sufficiency of Assets).

Section 3.16       Data/Privacy. The Company has complied in all material respects with all applicable Laws and its internal policies concerning the collection, use, processing, storage, transfer, and security of personal information in the conduct of the Company's business. To the Company’s Knowledge, the Company has never (i) experienced any actual, alleged, or suspected data breach or other security incident involving personal information in its possession or control or (ii) been subject to or received any written notice of any audit, investigation, complaint, or other action by any Governmental Authority or other Person concerning the Company's collection, use, processing, storage, transfer, or protection of personal information or actual, alleged, or suspected violation of any applicable Law concerning privacy, data security, or data breach notification, and to the Company’s Knowledge, there are no facts or circumstances that could reasonably be expected to give rise to any such action. The representations and warranties set forth in this Section 3.16 are the Selling Parties’ sole and exclusive representations and warranties regarding the matters set forth herein, including data, privacy and the rights and obligations thereto.

Section 3.17       Inventory. All inventory of the Company is immaterial in amount.

Section 3.18       Accounts Receivable. The accounts receivable reflected on the Interim Balance Sheet and the accounts receivable arising after the date thereof have arisen from the billings to the granting agencies for work the Company has completed to draw against respective outstanding grants that have been awarded to the Company and from bona fide transactions entered into by the Company involving the sale of goods or the rendering of services in the ordinary course of business consistent with past practice.

Section 3.19       Customers and Suppliers.

(a)               Section 3.19(a) of the Company Disclosure Schedules sets forth (i) each customer who has paid aggregate consideration to the Company for goods or services rendered in an amount greater than or equal to $50,000.00 for each of the two (2) most recent fiscal years (collectively, the "Material Customers"); and (ii) the amount of consideration paid by each Material Customer during such periods. The Company has not received any notice, and is not aware, that any of its Material Customers has ceased, or intend to cease after the Closing, to use its goods or services or to otherwise terminate or materially reduce its relationship with the Company.

(b)               Section 3.19(b) of the Company Disclosure Schedules sets forth (i) each supplier to whom the Company has paid consideration for goods or services rendered in an amount greater than or equal to $50,000.00 for each of the two (2) most recent fiscal years (collectively, the "Material Suppliers"); and (ii) the dollar amount of purchases from each Material Supplier during such periods. Except as set forth in Section 3.19(b) of the Company Disclosure Schedules, the Company has not received any notice, and is not aware, that any of its Material Suppliers has ceased, or intends to cease, to supply goods or services to the Company or to otherwise terminate or materially reduce its relationship with the Company.

Section 3.20       Insurance. Section 3.20 of the Company Disclosure Schedules sets forth a true and complete list of all current policies or binders of fire, liability, product liability, umbrella liability, real and personal property, workers' compensation, vehicular, directors' and officers' liability, fiduciary liability and other casualty and property insurance maintained by Company or its Affiliates (including the Company) and relating to the assets, business, operations, employees, officers and directors of the Company (collectively, the "Insurance Policies") and copies of such Insurance Policies have been made available to Buyer. Such Insurance Policies are in full force and effect and shall remain in full force and effect following the consummation of the transactions contemplated by this Agreement except where the failure would not have a Company Material Adverse Effect. Neither the Company nor any of its Affiliates (including the Company) has received any written notice of cancellation of, material premium increase with respect to, or material alteration of coverage under, any of such existing Insurance Policies. All premiums due on such Insurance Policies have r been paid prior to Closing in accordance with the payment terms of each Insurance Policy. The Insurance Policies are sufficient for compliance with all applicable Laws and Contracts to which the Company is a party or by which it is bound, except where such failure to comply would not result in a Company Material Adverse Effect.

Section 3.21       Legal Proceedings; Governmental Orders.

(a)               Legal Proceedings. There are no Actions pending or, to the Company's Knowledge, threatened

(i)                 against or by the Company affecting any of its properties or assets (or by or against Company or any Affiliate thereof and relating to the Company); or

(ii)              against or by the Company, or any Affiliate of Company that challenges or seeks to prevent, enjoin or otherwise delay the transactions contemplated by this Agreement. To the Company’s Knowledge, no event has occurred or circumstances exist that may reasonably give rise to, or serve as a reasonable basis for, any such Action.

(b)               There are no outstanding Governmental Orders against the Company and no unsatisfied judgments, penalties or awards against or, to the Company’s Knowledge, adversely affecting the Company.

Section 3.22       Compliance with Laws; Permits.

(a)               The Company has materially complied, and is now in material compliance, with all Laws applicable to it.

(b)               All Permits required for the Company to conduct its business as currently conducted have been obtained by it and are valid and in full force and effect. All fees and charges with respect to such Permits as of the date hereof have been paid in full. Section 3.22(b) of the Company Disclosure Schedules lists all current Permits issued to the Company, including the names of the Permits and their respective dates of issuance and expiration. To the Company’s Knowledge, no event has occurred that, with or without notice or lapse of time or both, would reasonably be expected to result in the revocation, suspension, lapse or limitation of any Permit set forth in Section 3.22(b) of the Company Disclosure Schedules.

(c)            Notwithstanding anything to the contrary contained herein, none of the representations and warranties in this Section 3.22 shall be deemed to relate to intellectual property matters (which are governed by Section 3.13), privacy and data security (which are governed by Section 3.16), insurance matters (which are governed by Section 3.20), Grant Awards (which are governed by Section 3.23), environmental matters (which are governed by Section 3.24), employee benefits matters (which are governed by Section 3.25), employment matters (which are governed by Section 3.26), or tax matters (which are governed by Section 3.27).

Section 3.23       Grant Awards. All grant applications submitted to any Governmental Authority for grants that were ultimately awarded to the Company complied in all material respects with the respective grant application requirements at the time when such grants were awarded. The execution and delivery by the Company of this Agreement, the performance by the Company of its obligations hereunder and thereunder and the consummation by the Company of the transactions contemplated hereby and thereby will result in the Company no longer being eligible to draw, or request reimbursement, on the unused portions of awards for the currently effective grants that have not been fully drawn down, and the Company will have the obligation to close such grants following the Closing Date. The monies that have been awarded under the current grants have been drawn down by the Company on the reimbursement method. The Company is not obligated to refund any monies draw down on any of the grant awards, reimburse any such granting entity for grant monies previously expended and the Company has no other liabilities, excluding such liabilities as may arise from the Company’s obligations to continue compliance with applicable Law, including the Bayh-Dole Act, following the Closing Date, with respect to any such grants (collectively, the “Grant-Related Liabilities”). All funds received by the Company from such grants have been used for the purposes and in accordance with the budgets and/or terms approved in the respective award letters. The Company has complied in all material respects with the applicable provisions of the Bayh-Dole Act with respect to any Company Intellectual Property conceived or first actually reduced to practice in the performance of work under any grants awarded to the Company from the National Institute of Health which that would not have a Company Material Adverse Effect on the Business.

Section 3.24       Environmental Matters.

(a)               The Company is currently, and since January 1, 2016, has been in material compliance with applicable Environmental Laws.

(b)               The Company possesses all Permits required under applicable Environmental Laws for operation of the Company as currently conducted, except for such Permits that the failure to so own, hold or possess would not reasonably be expected to result in a Company Material Adverse Effect, and the Company is and since January 1, 2016 has been in compliance in all material respects with such Permits.

(c)               The Company has not received any written notice of violation, nor is any Action pending against the Company or, to the Company’s Knowledge, threatened, asserting actual or potential liability under any Environmental Law or Permit in respect to the Company, except for any such notice, claim or action that, if adversely determined, would not reasonably be expected to result in a material liability to the Company.

(d)               To the Company’s Knowledge, there are no past or present activities, conditions, events or incidents relating to the Company, including the release, emission, discharge, presence or disposal of any Hazardous Materials (including the off-site disposal of Hazardous Materials), that are likely to result in any material liability of or give rise to any material remedial action against the Company under existing Environmental Laws.

(e)               The Company does not own or control any Federally regulated underground storage tanks used for the storage of Hazardous Materials.

(f)                The Company has not received any notice or claim that the Company is or may be liable to any Person as a result of exposure to any Hazardous Material.

(g)               Notwithstanding any other provisions of this Agreement, the representations and warranties contained in this Section 3.24 are the only representations and warranties given by Selling Parties with respect to environmental matters and Hazardous Materials or compliance with Environmental Laws and no other provisions of this Agreement shall be interpreted as containing any representation or warranty with respect thereto.

Section 3.25       Employee Benefit Matters.

(a)               Section 3.25(a) of the Company Disclosure Schedules contains a complete list of each currently effective pension, benefit, retirement, compensation, employment, profit-sharing, deferred compensation, incentive, bonus, performance award, phantom equity, stock or stock-based, change in control, retention, severance, vacation, paid time off (PTO), medical, vision, dental, disability, welfare, Code Section 125 cafeteria, fringe benefit and other similar agreement, plan, policy, program or arrangement (and any amendments thereto), in each case, whether or not reduced to writing and whether funded or unfunded, which would be included as an "employee benefit plan" within the meaning of Section 3(3) of ERISA, whether or not tax-qualified, which is or has been maintained, sponsored, contributed to, or required to be contributed to by the Company for the benefit of any current or former employee, officer, director, retiree, independent contractor or consultant of the Company or any spouse or dependent of such individual, or under which the Company or any of its ERISA Affiliates has or may have any liability, or with respect to which Buyer or any of its Affiliates would reasonably be expected to have any liability, contingent or otherwise (as listed on Section 3.25(a) of the Company Disclosure Schedules, each, a “Benefit Plan”).

(b)               With respect to each Benefit Plan, Company has made available to the Buyer accurate, current and copies of each of the following: (i) where the Benefit Plan has been reduced to writing, the plan document together with all amendments; (ii) where the Benefit Plan has not been reduced to writing, a written summary of all material plan terms; (iii) where applicable, copies of any trust agreements or other funding arrangements, custodial agreements, insurance policies and contracts, administration agreements and similar agreements, and investment management or investment advisory agreements, now in effect or required in the future as a result of the transactions contemplated by this Agreement or otherwise; (iv) copies of any summary plan descriptions, summaries of material modifications, summaries of benefits and coverage, COBRA communications, employee handbooks and any other written communications relating to any Benefit Plan; (v) in the case of any Benefit Plan that is intended to be qualified under Section 401(a) of the Code, a copy of the most recent determination, opinion or advisory letter from the Internal Revenue Service and any legal opinions issued thereafter with respect to such Benefit Plan’s continued qualification; (vi) in the case of any Benefit Plan for which a Form 5500 must be filed, a copy of the two most recently filed Forms 5500, with all corresponding schedules and financial statements attached; (vii) actuarial valuations and reports related to any Benefit Plans with respect to the two most recently completed plan years; (viii) the most recent nondiscrimination tests performed under the Code; and (ix) copies of material notices, letters or other correspondence from the Internal Revenue Service, Department of Labor, Department of Health and Human Services, Pension Benefit Guaranty Corporation or other Governmental Authority relating to the Benefit Plan.

(c)               Each Benefit Plan and any related trust has been established, administered and maintained in accordance with its terms and in compliance with all applicable Laws (including ERISA, the Code and any applicable local Laws). There are no multiemployer plans within the meaning of Section 3(37) of ERISA ("Multiemployer Plans”). Each Benefit Plan that is intended to be qualified within the meaning of Section 401(a) of the Code (a “Qualified Benefit Plan”) is so qualified and received a favorable and current determination letter from the Internal Revenue Service with respect to the most recent five year filing cycle, or with respect to a prototype or volume submitter plan, can rely on an opinion letter from the Internal Revenue Service to the prototype plan or volume submitter plan sponsor, to the effect that such Qualified Benefit Plan is so qualified and that the plan and the trust related thereto are exempt from federal income taxes under Sections 401(a) and 501(a), respectively, of the Code, and nothing has occurred that could reasonably be expected to adversely affect the qualified status of any Qualified Benefit Plan. Nothing has occurred with respect to any Benefit Plan that has subjected or could reasonably be expected to subject the Company or any of its ERISA Affiliates or, with respect to any period on or after the Closing Date, Buyer or any of its Affiliates, to a penalty under Section 502 of ERISA or to tax or penalty under Sections 4975 or 4980H of the Code. There are no pension plans, defined contribution plans, or defined benefit plans in which employees of the Company or ERISA Affiliates participate or have participated.

(d)               Neither the Company nor any of its ERISA Affiliates has incurred or reasonably expects to incur, either directly or indirectly, any material liability under Title I or Title IV of ERISA or related provisions of the Code or applicable local Law relating to employee benefit plans.

(e)               With respect to each Benefit Plan (i) neither the Company nor any ERISA Affiliate has incurred any withdrawal liability under Title IV of ERISA which remains unsatisfied, (ii) no such plan or the plan of any ERISA Affiliate maintained or contributed to within the last six (6) years is a Single Employer Plan subject to Title IV of ERISA, and (iii) no "reportable event," as defined in Section 4043 of ERISA, with respect to which the reporting requirement has not been waived has occurred with respect to any such plan.

(f)                Each Benefit Plan can be amended, terminated or otherwise discontinued after the Closing in accordance with its terms, without material liabilities to the Buyer, the Company or any of their Affiliates other than ordinary administrative expenses typically incurred in a termination event. The Company has no commitment or obligation and has not made any representations to any employee, officer, director, independent contractor or consultant, whether or not legally binding, to adopt, amend, modify or terminate any Benefit Plan, in connection with the consummation of the transactions contemplated by this Agreement or otherwise.

(g)               Except as required under Sections 601 to 608 of ERISA or other applicable Law, no Benefit Plan provides post-termination or retiree health benefits to any individual for any reason, and neither the Company nor any of its ERISA Affiliates has any liability to provide post-termination or retiree health benefits to any individual or ever represented, promised or contracted to any individual that such individual would be provided with post-termination or retiree health benefits.

(h)               There is no pending or, to the Company's Knowledge, threatened Action relating to a Benefit Plan (other than routine claims for benefits), and no Benefit Plan has within the six (6) years prior to the date hereof been the subject of an examination or audit by a Governmental Authority or the subject of an application or filing under or is a participant in, an amnesty, voluntary compliance, self-correction or similar program sponsored by any Governmental Authority.

(i)                 There has been no amendment to, announcement by the Company or any of its Affiliates relating to, or change in employee participation or coverage under, any Benefit Plan that would increase the annual expense of maintaining such plan above the level of the expense incurred for the most recently completed fiscal year (other than on a de minimis basis) with respect to any director, officer, employee, independent contractor or consultant, as applicable. None of the Company, nor any of its Affiliates has any commitment or obligation or has made any representations to any director, officer, employee, independent contractor or consultant, whether or not legally binding, to adopt, amend, modify or terminate any Benefit Plan or any collective bargaining agreement.

(j)                 Each Benefit Plan that is subject to Section 409A of the Code has been administered in compliance with its terms and the operational and documentary requirements of Section 409A of the Code and all applicable regulatory guidance (including notices, rulings and proposed and final regulations) thereunder. The Company does not have any obligation to gross up, indemnify or otherwise reimburse any individual for any excise taxes, interest or penalties incurred pursuant to Section 409A of the Code.

(k)               Each individual who is classified by the Company as an independent contractor that participates in any Benefit Plan has been properly classified for purposes of participation and benefit accrual under each Benefit Plan.

(l)                 Notwithstanding any other provisions of this Agreement, the representations and warranties contained in this Section 3.25 are the only representations and warranties given by Selling Parties related to the representations contained herein, including employee benefit matters, Benefit Plans, and compliance with Laws related to Employee Benefit Plans and employee benefit matters, and no other provisions of this Agreement shall be interpreted as containing any representation or warranty with respect thereto.

Section 3.26       Employment Matters.

(a)               Section 3.26(a) of the Company Disclosure Schedules contains a list of all persons who are employees, independent contractors or consultants of the Company as of the date hereof, including any employee who is on a leave of absence of any nature, paid or unpaid, authorized or unauthorized, and sets forth for each such individual the following: (i) name; (ii) title or position (including whether full-time or part-time); (iii) hire or retention date; (iv) current annual base compensation rate or contract fee; (v) commission, bonus or other incentive-based compensation; and (vi) a description of the fringe benefits provided to each such individual as of the date hereof. As of the date hereof, all compensation, including wages, commissions, bonuses, fees and other compensation, payable to all employees, independent contractors or consultants of the Company for services performed on or prior to the date hereof have been paid in full (or accrued in full or otherwise reflected in the calculations of Closing Working Capital provided in the Closing Statement).

(b)               The Company is not, and has not ever been, a party to, bound by, or negotiating any collective bargaining agreement or other Contract with a union, works council or labor organization (collectively, "Union"), and there is not, and has not ever been, any Union representing or purporting to represent any Person in their capacity as an employee of the Company, and to the Company's Knowledge no Union or group of employees is seeking or has sought to organize employees for the purpose of collective bargaining. There has never been, nor has there been any threat of, any strike, slowdown, work stoppage, lockout, concerted and coordinated refusal to work overtime or other similar labor disruption or dispute against the Company or any of its employees. The Company has no duty to bargain with any Union.

(c)               The Company is and has been for the last three years in material compliance with applicable Laws pertaining to employment and employment practices to the extent they relate to employees of the Company, including all Laws relating to labor relations, equal employment opportunities, fair employment practices, employment discrimination, harassment, retaliation, reasonable accommodation, disability rights, immigration, wages, hours, overtime compensation, child labor, hiring, promotion and termination of employees, working conditions, meal and break periods, privacy, health and safety, workers' compensation, leaves of absence, paid sick leave and unemployment insurance. All individuals currently characterized and treated by the Company as independent contractors or consultants are properly treated as independent contractors under all applicable Laws. All current employees of the Company classified as exempt under the Fair Labor Standards Act and state and local wage and hour laws are properly classified. The Company is in material compliance with, and for the last three years has materially complied with, all immigration laws, including Form I-9 requirements and any applicable mandatory E-Verify obligations. There are no Actions against the Company pending, or to the Company’s Knowledge, threatened to be brought or filed, by or with any Governmental Authority or arbitrator in connection with the employment of any current or former applicant, employee, consultant or independent contractor of the Company, including, without limitation, any Action relating to unfair labor practices, equal employment opportunities, fair employment practices, employment discrimination, harassment, retaliation, reasonable accommodation, disability rights or benefits, immigration, wages, hours, overtime compensation, employee classification, child labor, hiring, promotion and termination of employees, working conditions, meal and break periods, privacy, health and safety, workers' compensation, leaves of absence, paid sick leave, unemployment insurance or any other employment related matter arising under applicable Laws.

(d)               Notwithstanding any other provisions of this Agreement, the representations and warranties contained in this Section 3.26 are the only representations and warranties given by Selling Parties related to the representations contained herein, including employee and employment matters, consultant and independent contractor, labor, union matters, compliance with Laws related to employment and employment practices, Actions related to the matters identified herein, and no other provisions of this Agreement shall be interpreted as containing any representation or warranty with respect thereto.

Section 3.27       Taxes. Except as set forth in Section 3.27 of the Company Disclosure Schedules:

(a)               All material Tax Returns required to be filed on or before the Closing Date by the Company have been filed. Such Tax Returns are, or will be, true, complete and correct in all material respects. All material Taxes due and owing by the Company (whether or not shown on any Tax Return) have been paid.

(b)               The Company has withheld and paid each material Tax required to have been withheld and paid in connection with amounts paid or owing to any employee, independent contractor, creditor, customer, shareholder or other party, and materially complied with all information reporting and backup withholding provisions of applicable Law.

(c)               No written claim has been made during the last 3 years by any taxing authority in any jurisdiction where the Company does not file Tax Returns that it is, subject to Tax by that jurisdiction.

(d)               No extensions or waivers of statutes of limitations have been given or requested with respect to any Taxes of the Company.

(e)               Section 3.27(e) of the Company Disclosure Schedules sets forth:

(i)                 the taxable years of the Company as to which the applicable statutes of limitations on the assessment and collection of Taxes have not expired;

(ii)               those years for which examinations by the taxing authorities have been completed; and

(iii)             those taxable years for which examinations by taxing authorities are presently being conducted.

(f)                All deficiencies asserted, or assessments made, in writing against the Company as a result of any examinations by any taxing authority have been paid.

(g)               The Company is not a party to any Action by any taxing authority. To the knowledge of the Selling Parties, there are no pending or threatened Actions by any taxing authority.

(h)               The Company has delivered to the Buyer copies of all federal, state, local and foreign income, franchise and similar Tax Returns, examination reports, and statements of deficiencies assessed against, or agreed to by, the Company for all Tax periods ending after January 1, 2016. There are no Encumbrances for Taxes (other than for current Taxes not yet due and payable) upon the assets of the Company.

(i)                 The Company is not a party to, or bound by, any Tax indemnity, Tax sharing or Tax allocation agreement.

(j)                 No private letter rulings, technical advice memoranda or similar agreement or rulings have been requested, entered into or issued by any taxing authority with respect to the Company.

(k)               The Company has not been a member of an affiliated, combined, consolidated or unitary Tax group for Tax purposes. The Company has no liability for Taxes of any Person (other than the Company) under Treasury Regulations Section 1.1502-6 (or any corresponding provision of state, local or foreign Law), as transferee or successor, or by (other than contracts entered into in the ordinary course of business).

(l)                 The Company will not be required to include any item of income in, or exclude any item or deduction from, taxable income for any taxable period or portion thereof ending after the Closing Date as a result of:

(i)                 an installment sale or open transaction occurring on or prior to the Closing Date; or

(ii)               any closing agreement under Section 7121 of the Code, or similar provision of state, local or foreign Law.

(m)             The Company has not been a "distributing corporation" or a "controlled corporation" in connection with a distribution described in Section 355 of the Code.

(n)               The Company is not, and has not been, a party to, or a promoter of, a "reportable transaction" within the meaning of Section 6707A(c)(1) of the Code and Treasury Regulations Section 1.6011 4(b).

(o)               Section 3.27(o) of the Company Disclosure Schedules sets forth all foreign jurisdictions in which the Company is subject to Tax, is engaged in business or has a permanent establishment.

Section 3.28       Books and Records. The minute books and stock record books of the Company, all of which have been made available to the Buyer, are complete and correct in all material respects as of the date of each respective record and have been maintained in accordance with sound business practices. At the Closing, all of those books and records will be in the possession of the Company.

Section 3.29       No Brokers. No broker, finder or investment banker is entitled to any brokerage, finder's or other fee or commission in connection with the transactions contemplated by this Agreement or any other Ancillary Document based upon arrangements made by or on behalf of Company.

Section 3.30       No Other Representations or Warranties. Except for the representations and warranties contained in this ARTICLE III and ARTICLE VI (including the related portions of the Company Disclosure Schedules), none of Selling Parties, the Company or any other Person has made or makes any other express or implied representation or warranty, either written or oral, on behalf of, or in regard to Selling Parties or the Company. Without limiting the generality of the foregoing, none of Selling Parties, the Company or any other Person has made or makes any representation or warranty with respect to any projections, estimates or budgets of future revenues, future results of operations, future cash flows or future financial condition (or any component of any of the foregoing) of the Company.

ARTICLE 4
REPRESENTATIONS AND WARRANTIES OF THE BUYING PARTIES

The Buying Parties, jointly and severally, make the representations and warranties to the Selling Shareholders contained in this ARTICLE IV as of the Closing, except as qualified in the Buying Parties Disclosure Schedule attached hereto, and such Buying Parties Disclosure Schedule shall be arranged in Schedules corresponding to the lettered and numbered paragraphs contained in this ARTICLE IV.

Section 4.01       Organization and Authority of the Buyer. The Buyer is a corporation duly organized, validly existing and in good standing under the Laws of the state of Colorado. The Buyer has full corporate power and authority to enter into this Agreement and the Ancillary Documents to which the Buyer is a party, to carry out its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby. The execution and delivery by the Buyer of this Agreement and any Ancillary Document to which the Buyer is a party, the performance by the Buyer of its obligations hereunder and thereunder and the consummation by the Buyer of the transactions contemplated hereby and thereby have been duly authorized by all requisite corporate action on the part of the Buyer. This Agreement has been duly executed and delivered by the Buyer, and (assuming due authorization, execution and delivery by the Company and the Selling Shareholders) this Agreement constitutes a legal, valid and binding obligation of the Buyer enforceable against the Buyer in accordance with its terms. When each Ancillary Document to which the Buyer is or will be a party has been duly executed and delivered by the Buyer (assuming due authorization, execution and delivery by each other party thereto), such Ancillary Document will constitute a legal and binding obligation of the Buyer enforceable against it in accordance with its terms.

Section 4.02       No Conflicts; Consents. The execution, delivery and performance by the Buyer of this Agreement and the Ancillary Documents to which it is a party, and the consummation of the transactions contemplated hereby and thereby, do not and will not: (a) conflict with or result in a violation or breach of, or default under, any provision of the certificate of incorporation, by-laws or other organizational documents of the Buyer; (b) conflict with or result in a violation or breach of any provision of any Law or Governmental Order applicable to the Buyer; (c) require the consent of Zynex’s shareholders, or (d) require the consent, notice or other action by any Person under any Contract to which the Buyer is a party. No consent, approval, Permit, Governmental Order, declaration or filing with, or notice to, any Governmental Authority is required by or with respect to either of the Buying Parties in connection with the execution and delivery of this Agreement and the Ancillary Documents and the consummation of the transactions contemplated hereby and thereby, except for such consents, approvals, Permits, Governmental Orders, declarations, filings or notices which, in the aggregate, would not have a Company Material Adverse Effect.

Section 4.03       Investment Purpose. The Buyer is acquiring the Shares solely for its own account for investment purposes and not with a view to, or for offer or sale in connection with, any distribution thereof. The Buyer acknowledges that the Shares are not registered under the Securities Act of 1933, as amended, or any state securities laws, and that the Shares may not be transferred or sold except pursuant to the registration provisions of the Securities Act of 1933, as amended or pursuant to an applicable exemption therefrom and subject to state securities laws and regulations, as applicable.

Section 4.04       No Brokers. No broker, finder or investment banker is entitled to any brokerage, finder's or other fee or commission in connection with the transactions contemplated by this Agreement or any Ancillary Document based upon arrangements made by or on behalf of the Buyer.

Section 4.05       Sufficiency of Funds. The Buyer has sufficient cash on hand or other sources of immediately available funds to enable it to make payment of the Closing Cash Consideration and consummate the transactions contemplated by this Agreement.

Section 4.06       Legal Proceedings. There are no Actions pending or, to the Buyer's knowledge, threatened against or by the Buyer or any Affiliate of the Buyer that challenge or seek to prevent, enjoin or otherwise delay the transactions contemplated by this Agreement. No event has occurred or circumstances exist that may give rise or serve as a basis for any such Action.

ARTICLE 5
REPRESENTATIONS AND WARRANTIES RELATED TO ZYNEX

Except as set forth in the correspondingly numbered Section of the Buyer Disclosure Schedules, the Buying Parties, jointly and severally, represent and warrant to each of the Selling Shareholders that the statements contained in this ARTICLE V are true and correct as of the date hereof.

Section 5.01       Reservation of Common Stock. The Closing Shares and the Closing Escrow Shares have been duly authorized and, upon the Closing, shall be fully paid and non-assessable. As of the date hereof, Zynex has reserved and Zynex shall continue to reserve and keep available at all times, free of preemptive rights, a sufficient number of shares of Zynex Common Stock for the purpose of enabling Zynex to issue the Stock Consideration Shares pursuant to this Agreement.

Section 5.02       Organization and Authority of Zynex. Zynex is a corporation duly organized, validly existing and in good standing under the Laws of the state of Nevada. Zynex has full corporate power and authority to enter into this Agreement and the Ancillary Documents to which Zynex is a party, to carry out its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby. The execution and delivery by Zynex of this Agreement and any Ancillary Document to which Zynex is a party, the performance by Zynex of its obligations hereunder and thereunder and the consummation by Zynex of the transactions contemplated hereby and thereby have been duly authorized by all requisite corporate action on the part of Zynex. This Agreement has been duly executed and delivered by Zynex, and (assuming due authorization, execution and delivery by the Company and the Selling Shareholders) this Agreement constitutes a legal, valid and binding obligation of Zynex enforceable against Zynex in accordance with its terms. When each Ancillary Document to which Zynex is or will be a party has been duly executed and delivered by Zynex (assuming due authorization, execution and delivery by each other party thereto), such Ancillary Document will constitute a legal and binding obligation of Zynex enforceable against it in accordance with its terms.

Section 5.03       No Conflicts; Consents. The execution, delivery and performance by Zynex of this Agreement and the Ancillary Documents to which it is a party, and the consummation of the transactions contemplated hereby and thereby, do not and will not: (a) conflict with or result in a violation or breach of, or default under, any provision of the certificate of incorporation, by-laws or other organizational documents of Zynex; (b) conflict with or result in a violation or breach of any provision of any Law or Governmental Order applicable to Zynex; or (c) require the consent, notice or other action by any Person under any Contract to which Zynex is a party. No consent, approval, Permit, Governmental Order, declaration or filing with, or notice to, any Governmental Authority is required by or with respect to Zynex in connection with the execution and delivery of this Agreement and the Ancillary Documents and the consummation of the transactions contemplated hereby and thereby, except for such consents, approvals, Permits, Governmental Orders, declarations, filings or notices which, in the aggregate, would not have a Company Material Adverse Effect.

Section 5.04       No Brokers. No broker, finder or investment banker is entitled to any brokerage, finder's or other fee or commission in connection with the transactions contemplated by this Agreement or any Ancillary Document based upon arrangements made by or on behalf of Zynex.

Section 5.05       Legal Proceedings. There are no Actions pending or, to Zynex’s knowledge, threatened against or by Zynex or any Affiliate of Zynex that challenge or seek to prevent, enjoin or otherwise delay the transactions contemplated by this Agreement. To the Knowledge of the Buyer no event has occurred or circumstances exist that may give rise or serve as a reasonable basis for any such Action.

Section 5.06       Capital Structure.

(a)            Capital Stock. The authorized capital stock of Zynex consists of: (i) 100,000,000 shares of Zynex Common Stock of which 36,453,514 (excluding treasury shares held by or on behalf of Zynex) were issued and outstanding as of the close of business on December 21, 2021; and (ii) 10,000,000 shares of preferred stock of Zynex, none of which were issued and outstanding as of the close of business on December 21, 2021. Except as set forth on the Buyer Disclosure Schedule:

(i)                 As of the date hereof, there are no outstanding (A) securities of Zynex or any of its Subsidiaries convertible into or exchangeable for Zynex Voting Debt or shares of capital stock of Zynex, (B) options, warrants, or other agreements or commitments to acquire from Zynex or any of its Subsidiaries, or obligations of Zynex or any of its Subsidiaries to issue, any Zynex Voting Debt or shares of capital stock of (or securities convertible into or exchangeable for shares of capital stock of) Zynex, or (C) restricted shares, restricted stock units, stock appreciation rights, performance shares, profit participation rights, contingent value rights, "phantom" stock, or similar securities or rights that are derivative of, or provide economic benefits based, directly or indirectly, on the value or price of, any shares of capital stock of Zynex, in each case that have been issued by Zynex or its Subsidiaries (the items in clauses (A), (B), and (C), together with the capital stock of Zynex, being referred to collectively as "Zynex Securities"). All outstanding shares of Zynex Common Stock, all outstanding Zynex Equity Awards, and all outstanding shares of capital stock, voting securities, or other ownership interests in any Subsidiary of Zynex, have been issued or granted, as applicable, in compliance in all material respects with all applicable securities Laws.

(ii)              As of the date hereof, there are no outstanding Contracts requiring Zynex or any of its Subsidiaries to repurchase, redeem, or otherwise acquire any Zynex Securities or Zynex Subsidiary Securities. Neither Zynex nor any of its Subsidiaries is a party to any voting agreement with respect to any Zynex Securities or Zynex Subsidiary Securities.

(b)            Voting Debt. No bonds, debentures, notes, or other indebtedness issued by Zynex or any of its Subsidiaries: (i) having the right to vote on any matters on which stockholders or equity holders of Zynex or any of its Subsidiaries may vote (or which is convertible into, or exchangeable for, securities having such right); or (ii) the value of which is directly based upon or derived from the capital stock, voting securities, or other ownership interests of Zynex or any of its Subsidiaries, are issued or outstanding (collectively, "Zynex Voting Debt").

(c)         Zynex Subsidiary Securities. As of the date hereof, there are no outstanding: (i) securities of Zynex or any of its Subsidiaries convertible into or exchangeable for Zynex Voting Debt, capital stock, voting securities, or other ownership interests in any Subsidiary of Zynex; (ii) options, warrants, or other agreements or commitments to acquire from Zynex or any of its Subsidiaries, or obligations of Zynex or any of its Subsidiaries to issue, any Zynex Voting Debt, capital stock, voting securities, or other ownership interests in (or securities convertible into or exchangeable for capital stock, voting securities, or other ownership interests in) any Subsidiary of Zynex; or (iii) restricted shares, restricted stock units, stock appreciation rights, performance shares, profit participation rights, contingent value rights, "phantom" stock, or similar securities or rights that are derivative of, or provide economic benefits based, directly or indirectly, on the value or price of, any capital stock or voting securities of, or other ownership interests in, any Subsidiary of Zynex, in each case that have been issued by a Subsidiary of Zynex (the items in clauses (i), (ii), and (iii), together with the capital stock, voting securities, or other ownership interests of such Subsidiaries, being referred to collectively as "Zynex Subsidiary Securities").

Section 5.07       SEC Filings; Financial Statements; Undisclosed Liabilities.

(a)               SEC Filings. Zynex has timely filed with or furnished to, as applicable, the SEC all registration statements, prospectuses, reports, schedules, forms, statements, and other documents (including exhibits and all other information incorporated by reference) required to be filed or furnished by it with the SEC since January 1, 2019 (the "Zynex SEC Documents"). True, correct, and complete copies of all the Zynex SEC Documents are publicly available on EDGAR. As of their respective filing dates or, if amended or superseded by a subsequent filing prior to the date hereof, as of the date of the last such amendment or superseding filing (and, in the case of registration statements and proxy statements, on the dates of effectiveness and the dates of the relevant meetings, respectively), each of the Zynex SEC Documents complied as to form in all material respects with the applicable requirements of the Securities Act, the Exchange Act, and the Sarbanes-Oxley Act, and the rules and regulations of the SEC thereunder applicable to such Zynex SEC Documents. None of the Zynex SEC Documents, including any financial statements, schedules, or exhibits included or incorporated by reference therein at the time they were filed (or, if amended or superseded by a subsequent filing prior to the date hereof, as of the date of the last such amendment or superseding filing), contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. To the Knowledge of Zynex, none of the Zynex SEC Documents is the subject of ongoing SEC review or outstanding SEC investigation and there are no outstanding or unresolved comments received from the SEC with respect to any of the Zynex SEC Documents. None of Zynex's Subsidiaries is required to file or furnish any forms, reports, or other documents with the SEC.

(b)               Financial Statements. Each of the consolidated financial statements (including, in each case, any notes and schedules thereto) contained in or incorporated by reference into the Zynex SEC Documents: (i) complied as to form in all material respects with the published rules and regulations of the SEC with respect thereto as of their respective dates; (ii) was prepared in accordance with GAAP applied on a consistent basis throughout the periods involved (except as may be indicated in the notes thereto and, in the case of unaudited interim financial statements, as may be permitted by the SEC for Quarterly Reports on Form 10-Q); and (iii) fairly presented in all material respects the consolidated financial position and the results of operations, changes in stockholders' equity, and cash flows of Zynex and its consolidated Subsidiaries as of the respective dates of and for the periods referred to in such financial statements, subject, in the case of unaudited interim financial statements, to normal and year-end audit adjustments as permitted by the applicable rules and regulations of the SEC (but only if the effect of such adjustments would not, individually or in the aggregate, be material).

(c)               Undisclosed Liabilities. The audited balance sheet of Zynex dated as of September 30, 2021 contained in the Zynex SEC Documents filed prior to the date hereof is hereinafter referred to as the "Zynex Balance Sheet." Neither Zynex nor any of its Subsidiaries has any liability, indebtedness, obligation, expense, claim, deficiency, guaranty or endorsement of any type, whether accrued, absolute, contingent, matured, unmatured or other, which as of the date of the Zynex Balance Sheet were of a type required by GAAP to be reflected in the Zynex Balance Sheet and were not so reflected in the Zynex Balance Sheet, or if incurred after such date, are of such a nature as to require prompt disclosure thereof under the Exchange Act.

(d)               Nasdaq Compliance. Zynex is in compliance in all material respects with all of the applicable listing and corporate governance rules of Nasdaq.

Section 5.08             Absence of Certain Changes or Events. Since the date of the Zynex Balance Sheet, except in connection with the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby, (a) the business of Zynex and each of its Subsidiaries has been conducted in the ordinary course of business consistent with past practice and there has not been or occurred any Zynex Material Adverse Effect or any event, condition, change, or effect that could reasonably be expected to have, individually or in the aggregate, a Zynex Material Adverse Effect, and (b) Zynex has not experienced any event or condition of any character that would be required to be reported on a Form 8-K of the Exchange Act, which has not, as of the day before the Closing Date, been reported on a Form 8-K of the Exchange Act.

Section 5.09             Compliance; Permits.

(a)               Zynex and each of its Subsidiaries are and, since January 1, 2019, have been in compliance with, all Laws or Orders applicable to Zynex or any of its Subsidiaries or by which Zynex or any of its Subsidiaries or any of their respective businesses or properties is bound, except for such non-compliance that would not reasonably be expected to have, individually or in the aggregate, a Zynex Material Adverse Effect. Since January 1, 2019, no Governmental Entity has issued any notice or notification stating that Zynex or any of its Subsidiaries is not in compliance with any Law, except where such non-compliance would not reasonably be expected to have, individually or in the aggregate, a Zynex Material Adverse Effect.

(b)               Permits. Zynex and its Subsidiaries hold, to the extent necessary to operate their respective businesses as such businesses are being operated as of the date hereof, all Permits except for any Permits for which the failure to obtain or hold would not reasonably be expected to have, individually or in the aggregate, a Zynex Material Adverse Effect. No suspension, cancellation, non-renewal, or adverse modifications of any Permits of Zynex or any of its Subsidiaries is pending or, to the Knowledge of Zynex, threatened, except for any such suspension or cancellation which would not reasonably be expected to have, individually or in the aggregate, a Zynex Material Adverse Effect.

ARTICLE 6
REPRESENTATIONS AND WARRANTIES OF THE SELLING SHAREHOLDERS REGARDING THE SHARES AND THE STOCK CONSIDERATION SHARES

Each of the Selling Shareholders, severally and not jointly, make the representations and warranties to the Buyer contained in this ARTICLE VI as of the Closing, except as qualified in the Selling Shareholders Disclosure Schedule attached hereto, and such Selling Shareholders Disclosure Schedule shall be arranged in Schedules corresponding to the lettered and numbered paragraphs contained in this Article VI.

Section 6.01       Authority of the Selling Shareholders.

(a)               Capacity. Such Selling Shareholder has the requisite legal capacity, power and authority to: (i) execute and deliver this Agreement and any Ancillary Document to which such Selling Shareholder is a party; (ii) perform his, her or its obligations hereunder and thereunder; and (iii) consummate the transactions contemplated hereby and thereby.

(b)               This Agreement (assuming due authorization, execution and delivery by each other party thereto) constitutes a legal, valid and binding obligation of such Selling Shareholder enforceable against such Selling Shareholder in accordance with its terms (subject to any applicable bankruptcy, insolvency, reorganization, moratorium or similar Laws now or hereafter in effect relating to creditors’ rights generally or to general principles of equity). When each other Ancillary Document to which such Selling Shareholder is or will be a party has been duly executed and delivered by such Selling Shareholder (assuming due authorization, execution and delivery by each other party thereto), such Ancillary Document will constitute a legal and binding obligation of such Selling Shareholder, enforceable against it in accordance with its terms (subject to any applicable bankruptcy, insolvency, reorganization, moratorium or similar Laws now or hereafter in effect relating to creditors’ rights generally or to general principles of equity).

Section 6.02       Title to Shares. Such Selling Shareholder has good and valid title to the Shares to be sold by such Selling Shareholder hereunder, free and clear of all Encumbrances (other than restrictions imposed on transfer under applicable Federal and/or state securities Laws or regulations and those Encumbrances created by the Company’s Organizational Documents), and, upon delivery of the certificates representing such Shares and payment therefor pursuant hereto, good and valid title to the Shares will pass to the Buyer.

Section 6.03       Own Account. Such Selling Shareholder understands that the shares constituting the Stock Consideration Shares are “restricted securities” and have not been registered under the Securities Act or any applicable state securities law and is acquiring the Stock Consideration Shares as principal for its own account and not with a view to or for distributing or reselling such Stock Consideration Shares or any part thereof in violation of the Securities Act or any applicable state securities law, has no present intention of distributing any of such Shares in violation of the Securities Act or any applicable state securities law and has no direct or indirect arrangement or understandings with any other persons to distribute or regarding the distribution of such Stock Consideration Shares in violation of the Securities Act or any applicable state securities law (this representation and warranty not limiting such Selling Shareholder’s right to sell the Stock Consideration Shares pursuant to a Piggyback Registration or otherwise).

Section 6.04       Selling Shareholder Status. Except for those Selling Shareholders identified as non-accredited on Schedule 6.04 of the Selling Shareholder Disclosures Schedule (the “Non-Accredited Shareholders”), at the time such Selling Shareholder was offered the Stock Consideration Shares, he, she or it was, and as of the date hereof it is, an “accredited investor” as defined in Rule 501(a)(5) or (a)(6) under the Securities Act. Each of the Non-Accredited Shareholders hereby appoints the Shareholder Representative as the Purchaser Representative. Such Selling Shareholder represents that he has had the opportunity to receive all information he considers necessary or appropriate for deciding whether to receive Zynex Common Stock as consideration hereunder. Such Selling Shareholder further represents that he, individually or through his Purchaser Representative, as the case may be, has had an opportunity to ask questions and receive answers from Zynex regarding the rights of holders of Zynex common stock and the business, properties, prospects and financial condition of the Buying Parties and to obtain additional information (to the extent the Buying Parties possessed such information or could acquire it without unreasonable effort or expense) necessary to verify the accuracy of any information furnished to such Selling Shareholder.

Section 6.05       Experience of Such Selling Shareholder. Such Selling Shareholder, either alone or together with its representatives, has such knowledge, sophistication and experience in business and financial matters, so as to be capable of evaluating the merits and risks of the prospective investment in the Stock Consideration Shares, and has so evaluated the merits and risks of such investment. Such Selling Shareholder is able to bear the economic risk of an investment in the Stock Consideration Shares and, at the present time, is able to afford a complete loss of such investment.

Section 6.06       General Solicitation. Such Selling Shareholder is not acquiring the Stock Consideration Shares as a result of any advertisement, article, notice or other communication regarding the Stock Consideration Shares published in any newspaper, magazine or similar media or broadcast over television or radio or presented at any seminar or any other general solicitation or general advertisement.

Section 6.07       Restrictions.

(a)               The Stock Consideration Shares may only be disposed of in compliance with state and federal securities laws. In connection with any transfer of Stock Consideration Shares other than pursuant to an effective registration statement or Rule 144, Zynex may require the transferor thereof to provide to Zynex an opinion of counsel selected by the transferor and reasonably acceptable to Zynex, the form and substance of which opinion shall be reasonably satisfactory to Zynex, to the effect that such transfer does not require registration of such transferred Stock Consideration Shares under the Securities Act or any other state, federal or foreign securities law. As a condition of transfer, any such transferee shall agree in writing to be bound by the restrictions with respect to the Stock Consideration Shares set forth in this Agreement.

(b)               Such Selling Shareholder agrees, so long as is required by applicable Law, that the Stock Consideration Shares shall bear the following legend:

THIS SECURITY HAS NOT BEEN REGISTERED WITH THE SECURITIES AND EXCHANGE COMMISSION OR THE SECURITIES COMMISSION OF ANY STATE IN RELIANCE UPON AN EXEMPTION FROM REGISTRATION UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), AND, ACCORDINGLY, MAY NOT BE OFFERED OR SOLD EXCEPT PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT UNDER THE SECURITIES ACT OR PURSUANT TO AN AVAILABLE EXEMPTION FROM, OR IN A TRANSACTION NOT SUBJECT TO, THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT AND IN ACCORDANCE WITH APPLICABLE STATE SECURITIES LAWS AS EVIDENCED BY A LEGAL OPINION OF COUNSEL TO THE TRANSFEROR TO SUCH EFFECT, THE SUBSTANCE OF WHICH SHALL BE REASONABLY ACCEPTABLE TO ZYNEX. THIS SECURITY IS ALSO SUBJECT TO THE TERMS OF A LOCKUP AGREEMENT. THIS SECURITY MAY NOT BE SOLD, TRANSFERRED, PLEDGED, GIFTED OR OTHERWISE DISPOSED OF OTHER THAN IN ACCORDANCE WITH THE TERMS OF SUCH AGREEMENT, AND ANY ATTEMPT TO DO SO SHALL BE VOID.

Section 6.08       Certain Transactions. Other than consummating the transactions contemplated hereunder, such Selling Shareholder has not directly or indirectly, nor has any Person acting on behalf of or pursuant to any understanding with such Selling Shareholder, executed any purchases or sales of the securities of Zynex during the period commencing as of the time that such Selling Shareholder first received a term sheet (written or oral) from the Buyer or any other Person representing the Buyer setting forth the material terms of the transactions contemplated hereunder and ending immediately prior to the execution hereof.

ARTICLE 7
POST-CLOSING COVENANTS

Section 7.01       Confidentiality. From and after the Closing (in perpetuity, subject to the exceptions included herein), such Selling Shareholder shall, and shall cause his, her or its Affiliates to, hold, and shall use his, her or its reasonable best efforts to cause his, her, its or their respective Representatives to hold, in confidence any and all non-public, confidential or proprietary information, whether written or oral, concerning the Company, except to the extent that such Selling Shareholder can reasonably demonstrate that such information (a) is generally available to and known by the public through no fault of such Selling Shareholder, any of his, her or its Affiliates or their respective Representatives; or (b) is lawfully acquired by such Selling Shareholder, any of his, her or its Affiliates or their respective Representatives from and after the Closing from sources which are not prohibited from disclosing such information by a legal, contractual or fiduciary obligation. If such Selling Shareholder or any of his, her or its Affiliates or their respective Representatives are compelled to disclose any information by judicial or administrative process or by other requirements of Law, such Selling Shareholder shall promptly notify the Buyer in writing and shall disclose only that portion of such information which such Selling Shareholder is advised by its counsel in writing is legally required to be disclosed; provided, that, such Selling Shareholder will promptly notify, to the extent practicable, Buyer prior to making any such disclosure in order to facilitate Buyer seeking a protective order or other appropriate remedy from the proper authority. Such Selling Shareholder agrees to cooperate with Discloser in seeking such order or other remedy. Such Selling Shareholder further agrees that if Buyer is not successful in precluding the requesting legal body from requiring the disclosure of the confidential information, such Selling Shareholder will furnish only that portion of the confidential information that the legal body is demanding and will exercise reasonable effort to obtain reliable assurances that confidential treatment will be accorded the confidential information. Notwithstanding the foregoing, the Selling Shareholders and each of their respective Representatives may use the confidential information in connection with (A) any claims arising out of this Agreement, any Ancillary Documents, or the Transactions contemplated hereunder or thereunder, (B) any matter for which the Selling Shareholder has agreed to provide support, cooperation or assistance to Buyer or any Affiliate under this Agreement or (C) the preparation or filing of any Tax Return or any Tax Claims, dispute or related inquiries.

Section 7.02       Piggyback Registration Rights.

(a)               If Zynex at any time proposes to register any shares of Zynex Common Stock under the Securities Act, whether or not for sale for its own account (other than (i) relating solely to employee benefit plans or (ii) relating solely to the sale of debt or convertible debt instruments) and the registration form to be filed may also be used for the registration of Registrable Securities, Zynex shall promptly notify the Selling Shareholders of its intention to effect such registration. Upon the receipt of a written request of any Selling Shareholder holding Registrable Securities (specifying the number of Registrable Securities made within twenty (20) days after such notice (which request shall specify the Registrable Securities intended to be disposed of by such Selling Shareholder), Zynex shall, subject to the other provisions of this Section 7.02(a), include in such registration all Registrable Securities with respect to which Zynex has received a written request for inclusion (a "Piggyback Registration"). Each such request shall also contain an undertaking from the applicable Selling Shareholder to provide all such information and material and to take all actions as may be reasonably required by Zynex in order to permit Zynex to comply with all applicable federal, state and foreign securities laws.

(b)               Underwritten Registration. If the registration referred to in Section 7.02(a) is proposed to be underwritten, Zynex will so advise the Selling Shareholders as a part of the written notice given pursuant to Section 7.02(a). In such event, the right of any Selling Shareholder to registration pursuant to this Section 7.02(b) will be conditioned upon such Selling Shareholder’s participation in such underwriting and the inclusion of such Selling Shareholder’s Registrable Securities in the underwriting, and each such Selling Shareholder shall (together with Zynex and the other Selling Shareholders distributing their securities through such underwriting) enter into an underwriting agreement in customary form with the underwriter or underwriters selected for such underwriting by Zynex. If any Selling Shareholder disapproves of the terms of the underwriting, such Selling Shareholder may elect to withdraw therefrom by written notice to Zynex, the managing underwriter and the other Selling Shareholders.

(c)               Piggyback Registration Expenses. Zynex will pay all Registration Expenses in connection with any Piggyback Registration, whether or not any registration or prospectus becomes effective or final.

(d)               Priority on Primary Registrations. If a Piggyback Registration relates to an underwritten primary offering on behalf of Zynex, and the managing underwriters advise Zynex that in their opinion the number of securities requested to be included in such registration exceeds the number which can be sold without adversely affecting the marketability of such offering, Zynex shall include in such registration or prospectus only such number of securities that in the opinion of such underwriters can be sold without adversely affecting the marketability of the offering, which securities will be so included in the following order of priority: (i) first, the securities Zynex proposes to sell, (ii) second, the Registrable Securities requested to be included in such registration, pro rata among the Selling Shareholders holding such Registrable Securities on the basis of the number of Registrable Securities so requested to be included therein owned by each such Selling Shareholder, and (iii) third, other securities requested to be included in such registration.

(e)               Priority on Secondary Registrations. If a Piggyback Registration relates to an underwritten secondary registration on behalf of other holders of Zynex Common Stock, and the managing underwriters advise Zynex that in their opinion the number of securities requested to be included in such registration exceeds the number which can be sold without adversely affecting the marketability of the offering, Zynex shall include in such registration only such number of securities that in the opinion of such underwriters can be sold without adversely affecting the marketability of the offering, which securities will be so included in the following order of priority: (i) first, the securities requested to be included therein by the holders requesting such registration and the Registrable Securities requested to be included in such registration, pro rata among the holders of such securities and Registrable Securities on the basis of the number of securities so requested to be included therein owned by each such holder, and (ii) second, other securities requested to be included in such registration.

(f)                Termination of Registrations. Notwithstanding the foregoing, if at any time after giving written notice to the Selling Shareholders of its intention to register any shares of Zynex Common Stock pursuant to Section 7.02(a) and prior to the effective date of the registration statement filed in connection with such registration, Zynex shall determine for any reason not to register such securities, Zynex may, at its election, give written notice of such determination to each Selling Shareholder and thereupon shall be relieved of its obligation to register Registrable Securities as part of such terminated registration (but not from its obligation to pay expenses in connection therewith as provided above). If a registration pursuant to this Section 7.02(f) involves an underwritten public offering and a Selling Shareholder requests to be included in such registration, such Selling Shareholder may elect, in writing prior to the effective date of the registration statement filed in connection with such registration, not to participate in such registration.

(g)               Certificates evidencing the Stock Consideration Shares shall not contain any legend (including the legend set forth in Section 6.07(b) hereof), (i) if a registration statement (including the registration statement for the Piggyback Registration) covering the resale of such Stock Consideration Shares is effective under the Securities Act, (ii) following any sale of such Stock Consideration Shares pursuant to Rule 144, (iii) if such Stock Consideration Shares are eligible for sale under Rule 144, without the requirement for Zynex to be in compliance with the current public information required under Rule 144 as to such Stock Consideration Shares and without volume or manner-of-sale restrictions, or (iv) if such legend is not required under applicable requirements of the Securities Act (including judicial interpretations and pronouncements issued by the staff of the Securities and Exchange Commission). Zynex shall cause its counsel to issue a legal opinion to its transfer agent reasonably promptly if required by the transfer agent to effect the removal of the legend hereunder.

(h)               Each Principal Shareholder, severally and not jointly with the other Selling Shareholders, and Zynex agrees that if Stock Consideration Shares are sold pursuant to a registration statement, such shares will be sold in compliance with the plan of distribution set forth therein, and acknowledges that the removal of the restrictive legend from certificates representing Stock Consideration Shares as set forth in this Section 7.02 is predicated upon this understanding, which Zynex may rely on.

Section 7.03       Limitation on the Number of Shares Issuable.

(a)               Notwithstanding anything herein to the contrary, Zynex shall not issue any shares of Zynex Common Stock to any Selling Shareholder hereunder, to the extent the Selling Shareholders (together with their Affiliates) would (a) beneficially own shares of Zynex Common Stock in excess of 19.9% of the number of shares of Zynex Common Stock that are Outstanding (the “Maximum Ownership Amount”) or (b) control in excess of 19.9% of the total voting power of Zynex securities that are Outstanding and entitled to vote on a matter being voted on by holders of Zynex securities (the “Maximum Voting Amount”).

(b)               For purposes of this Section 7.03:  (i) beneficial ownership shall be determined in accordance with Section 13(d) of the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder; (ii) the shares of Zynex Common Stock to be included in the calculation of the Maximum Ownership Amount shall be determined in accordance with the Applicable Nasdaq Rules; (iii) the Zynex securities to be included in the calculation of the Maximum Voting Amount shall be determined in accordance with the Applicable Nasdaq Rules; and (iv) control shall be determined in accordance with the Applicable Nasdaq Rules.

Section 7.04             Non-Competition; Non-Solicitation.

(a)               For a period of four (4) years commencing on the Closing Date (the "Restricted Period"), each Selling Shareholder shall not, and shall not permit any of his, her, or its Affiliates to, directly or indirectly, (i) engage in or assist others in engaging in the Restricted Business in the Territory; (ii) have an interest in any Person that engages directly or indirectly in the Restricted Business in the Territory in any capacity, including as a partner, shareholder, member, employee, principal, agent, trustee or consultant; or (iii) intentionally interfere in any material respect with the business relationships (whether formed prior to or after the date of this Agreement) between the Company and customers or suppliers of the Company. Notwithstanding the foregoing, each of the Selling Shareholders may own, directly or indirectly, solely as an investment, securities of any Person traded on any national securities exchange if such Selling Shareholder is not a controlling Person of, or a member of a group which controls, such Person and does not, directly or indirectly, own 5% or more of any class of securities of such Person. Notwithstanding the foregoing, nothing contained herein shall prohibit or otherwise restrict the ability of Kevin Galligan (and his Affiliates involved in the practice of law) from engaging in the practice of law (including the representation of clients in the Restricted Business), provided, Mr. Galligan and his Affiliates involved in the practice of law shall continue to be subject to his continuing obligations to abide by the rules of professional conduct, including the ethical obligations such attorney owes to the Company pertaining to the prior representation of the Company.

(b)               During the Restricted Period, each of the Selling Shareholders shall not, and shall not permit any of his, her, or its Affiliates to, directly or indirectly, hire or solicit any employee of the Company or encourage any such employee to leave such employment or hire any such employee who has left such employment, except pursuant to a general solicitation which is not directed specifically to any such employees; provided, that nothing in this Section 7.04 shall prevent such Selling Shareholder or any of his, her or its Affiliates from hiring (i) any employee whose employment has been terminated by the Company or the Buyer or (ii) any employee after 180 days from the date of termination of employment, or (iii) any employee who has responded to a general solicitation that is not directed specifically to any such employee.

(c)               During the Restricted Period, each of the Selling Shareholders shall not, and shall not permit any of his, her, or its Affiliates to, directly or indirectly, solicit or entice, or attempt to solicit or entice, any clients or customers of the Company or potential clients or customers of the Company for purposes of diverting their business or services from the Company.

(d)               Each of the Selling Shareholders acknowledge that a breach or threatened breach of this Section 7.04 would give rise to irreparable harm to Buyer, for which monetary damages would not be an adequate remedy, and hereby agrees that in the event of a breach or a threatened breach by such Selling Shareholder of any such obligations, the Buyer shall, in addition to any and all other rights and remedies that may be available to it in respect of such breach, be entitled to equitable relief, including a temporary restraining order, an injunction, specific performance and any other relief that may be available from a court of competent jurisdiction (without any requirement to post bond).

(e)               Each of the Selling Shareholders acknowledges that the restrictions contained in this Section 7.04 are reasonable and necessary to protect the legitimate interests of the Buyer and constitute a material inducement to the Buyer to enter into this Agreement and consummate the transactions contemplated by this Agreement. In the event that any covenant contained in this Section 7.04 should ever be adjudicated to exceed the time, geographic, product or service, or other limitations permitted by applicable Law in any jurisdiction, then any court is expressly empowered to reform such covenant, and such covenant shall be deemed reformed, in such jurisdiction to the maximum time, geographic, product or service, or other limitations permitted by applicable Law.

(f)                The covenants contained in this Section 7.04 and each provision hereof are severable and distinct covenants and provisions. The invalidity or unenforceability of any such covenant or provision as written shall not invalidate or render unenforceable the remaining covenants or provisions hereof, and any such invalidity or unenforceability in any jurisdiction shall not invalidate or render unenforceable such covenant or provision in any other jurisdiction.

Section 7.05       Books and Records.

(a)               In order to facilitate the resolution of any claims made against or incurred by the Selling Shareholders prior to the Closing, or for any other reasonable purpose, for a period of seven (7) years after the Closing, the Buyer shall:

(i)                 retain the books and records (including personnel files) of the Company relating to periods prior to the Closing in a manner reasonably consistent with the prior practices of the Company; and

(ii)              upon reasonable notice, afford the Representatives of the Selling Shareholders reasonable access (including the right to make, at the Selling Shareholders’ expense, photocopies), during normal business hours, to such books and records;

provided, however, that any books and records related to Tax matters shall be retained pursuant to the periods set forth in ARTICLE VIII.

(b)               In order to facilitate the resolution of any claims made by or against or incurred by the Buyer or the Company after the Closing, or for any other reasonable purpose, for a period of seven (7) years following the Closing, the Selling Shareholders shall:

(i)                 retain the books and records (including personnel files) of the Selling Shareholders which relate to the Company and its operations for periods prior to the Closing; and

(ii)              upon reasonable notice, afford the Representatives of the Buyer or the Company reasonable access (including the right to make, at the Buyer's expense, photocopies), during normal business hours, to such books and records;

provided, however, that any books and records related to Tax matters shall be retained pursuant to the periods set forth in ARTICLE VIII.

(c)               Neither the Buyer nor the Selling Shareholders shall be obligated to provide the other party with access to any books or records (including personnel files) pursuant to this Section 7.05(c) if such access would violate any applicable Law.

Section 7.06       Public Announcements. On or immediately following the Closing Date, the Parties shall issue a press release in the form that is approved by the Shareholder Representative and Zynex. After the Closing Date, the Buying Parties may issue a press release or otherwise make a public statement or announcement with respect to this Agreement or the transactions contemplated hereby or the existence of this Agreement (including, without limitation, by filing a copy of this Agreement with the Securities and Exchange Commission).

Section 7.07       Grant-related Actions. Buyer shall cause the Company to take all such actions as are necessary to terminate the Current Grants as soon as reasonably practicable following the Closing Date, and the Buying Parties shall comply, or cause the Company to comply, with the continuing obligations of the Grants imposed by Law following the Closing Date, including those promulgated Bayh–Dole Act. The Principal Shareholders agree to cooperate with Buyer in the fulfilment of the post-Closing obligations related to the Grants, including in the termination of such Grants and compliance with the continuing reporting and notice obligations of the Grants following the Closing Date, including in their capacities as principal investigators or authorized signatories, as the case may be. The Company and the Buying Parties acknowledge that neither shall be permitted to, and each shall not, initiate any draw down of monies from any of the Grants following the Closing Date.

Section 7.08       Business Funding and Operation Post-Closing.

(a)               Budgets. Following the Closing, the Principal Shareholders and the Buying Parties, together, shall establish an anticipated budget for such upcoming year that designates the anticipated funds and resources that will enable the Business to efficiently accomplish an FDA Submission and FDA Clearance. The Buyer and the Principal Shareholders shall meet regularly to review performance against the budget then in effect and adjust the budget accordingly, and each year thereafter (until an FDA Clearance has been accomplished), the parties shall create a revised budget for the next subsequent year which shall be reviewed and updated similarly.

(b)               Funding and Resources. Following the Closing, the Buying Parties shall provide, or shall cause to provided, as the case may be, sufficient funding and resources necessary for the Business to develop and commercialize the Company Intellectual Property contemplated herein, including an FDA Submission and FDA Clearance. Buyer shall continue such provision of such funds and resources following the Closing for at least so long as any of the Stock Consideration Shares is subject to the Escrow Fund, the Lock-up Agreement or any other restrictions that are contemplated in this Agreement and the Ancillary Documents. Buyer shall commence such funding and provision of resources promptly following the Closing.

(c)               Frustration of FDA Clearance/Submission. The Buying Parties shall conduct and manage the Business (post-Closing) in good faith and Buying Parties shall also act in good faith in the commercially reasonable best interests of the Business post-closing (including the Company) and agree that they will not take any action or omit to any action that (with or without the passage of time) could be reasonably expected to materially impede, frustrate, or delay an FDA Submission or FDA Clearance, except for such actions for which they have received prior written consent of the Shareholders Representative (in his capacity as such).

(d)               Office Location. The Buyer shall maintain offices (including laboratory space) sufficient to continue operating the Business as currently planned and proposed to grow following the Closing in current location, and should the need to expand beyond available space at the current location, or otherwise move the Company’s office from its current location, after the Closing, the Buyer agrees that it will not relocate the offices for the Business outside of the cities of Boulder, Louisville, Superior, the Interlocken area of Broomfield or Lafayette, Colorado.

(e)               Remedy for Breach of Funding and Operating Covenants. In the event the Buying Parties fail to abide by any of the above covenants set forth in this Section 7.08, or the covenants set forth in Section 7.09, and such failure, if curable, is not cured within fifteen (15) days following written notice to Buyer specifying the nature of such breach or breaches in reasonable detail (provided, that, such cure period shall be extended for so long as the Parties are discussing such cure in good faith, provided, further, it being understood that time is of the essence in getting the breach cured), then the Buying Parties shall immediately (i) cause the Escrow Agent to release any and all Zynex Common Stock and monies held, or otherwise deposited, in the Escrow Fund to the respective Selling Shareholders and (ii) release of the Selling Shareholders (and their Common Stock) from the Lock-up Agreement and any obligations therein. Upon such release of the Zynex Common Stock and monies from the Escrow Fund the Buying Parties shall be released from the liabilities related to the breached covenant(s) causing such release of the Escrow Fund.

Section 7.09       Exchange Act Reporting and Compliance. Zynex shall use reasonable best efforts to remain in compliance with, including file any reports or other documents required to be filed by it under, the Securities Act and the Exchange Act and to take such further action as any Selling Shareholder may reasonably request to enable such Selling Shareholder to sell Registrable Securities without registration under the Securities Act from time to time within the limitation of the exemptions provided by Rule 144. Zynex shall, in connection with any request by a Selling Shareholder in connection with a sale, transfer or other disposition by such Selling Shareholder of any Registrable Securities pursuant to Rule 144, upon receipt of a Rule 144 representation letter and related documentation from such Selling Shareholder’s broker, promptly cause the removal of any restrictive legend or similar restriction on the Registrable Securities, and, in the case of book-entry shares, make or cause to be made appropriate notifications on the books of Zynex’s transfer agent for such number of shares and registered in such names as such Selling Shareholder may reasonably request and to provide, if requested, a customary opinion of counsel and instruction letter as may be required by Zynex’s transfer agent. The Company shall bear the reasonable costs of obtaining any legal opinions or other documents necessary to enact such legend removal. Should the Selling Shareholders be required to obtain such legal opinion independently, such costs shall be reimbursed to them by the Company.

Section 7.10       Protected Communications. The Parties agree that, immediately prior to the Closing, without the need for any further action (a) all right, title and interest of the Company in and to all Protected Communications shall thereupon transfer to and be vested solely in the Selling Parties and (b) subject to applicable law, any and all protections from disclosure, including, but not limited to, attorney-client privileges and work product protections, associated with or arising from any Protected Communications that would have been exercisable by the Company shall thereupon be vested exclusively in the Selling Parties and shall be exercised by the Selling Parties or waived solely as directed by the Selling Parties or the Shareholder Representative appointed on behalf of the Selling Parties. All rights, files, and information that are not Protected Communications, including matters that relate to the Business and the liabilities of the Company shall belong solely to the Company. None of the Company, Buying Parties, or any Person acting on any of their behalf shall, without the prior written consent of the Selling Parties or the Shareholder Representative, assert or waive or attempt to assert or waive any such applicable protection against disclosure, including, but not limited to, the attorney-client privilege or work product protection with respect to, or to discover, obtain, use or disclose or attempt to discover, obtain, use or disclose any Protected Communications in connection with any dispute or Proceeding with any of the Selling Parties relating to or in connection with, this Agreement, the events and negotiations leading to this Agreement, or any of the transactions contemplated herein; provided, however, the foregoing shall not prohibit Buyer from seeking proper discovery of such documents nor the Selling Parties from asserting that such documents are not discoverable to the extent that applicable attorney-client privileges and work product protections have attached thereto. Notwithstanding the foregoing, in the event that a dispute arises between Buyer and the Company, on the one hand, and a Person other than a Selling Party or one of the Selling Parties’ Affiliates, on the other hand, after the Closing, Buyer, the Company and any of its subsidiaries, as applicable, may assert the attorney-client privilege to prevent disclosure of Protected Communications to such third party.

Section 7.11       Release of Closing Escrow Shares. The Buying Parties shall cause the Escrow Agent to release the Closing Escrow Shares as follows:

(a)               First Escrow Release Date: Unless earlier released, one half of all the Common Stock and monies held, or otherwise deposited, in the Escrow Fund, including the Closing Escrow Shares (or, in the event that the First Escrow Release Date occurs after the Share Adjustment Date, the Escrow Shares) shall be released on the First Escrow Release Date.

(b)               Second Escrow Release Date: All remaining Common Stock and monies that are held in the Escrow on behalf of the Selling Stockholders as of the Second Escrow Release Date shall be released from Escrow to respective Selling Shareholders on the Second Escrow Release Date.

(c)               Liquidation Event Release Date. Regardless of whether there has been a First Release Date or Second Release Date, all remaining Common Stock and monies that are held in the Escrow on behalf of the Selling Stockholders as of a Liquidation Event Release Date shall be released on the Liquidation Event Release Date.

Section 7.12       Valuation of Stock Consideration Shares.

(a)               Promptly following the Closing, the Parties will work cooperatively to select and to jointly engage an appraisal firm of national or regional reputation with substantial experience in valuing equity consideration for tax purposes that is mutually acceptable to Buyer and Shareholder Representative (“Qualified Appraiser”). The Qualified Appraiser shall appraise the fair market value of the Stock Consideration Shares as of the Closing Date, and each of the Selling Stockholders and the Buyer shall be entitled to rely on such valuation in regard to any tax filings made related to such Stock Consideration Shares. Buyer and Shareholder Representative will work together cooperatively to direct and provide information to the Qualified Appraiser in obtaining the valuation of the Stock Consideration Shares. The Qualified Appraiser shall provide such valuation within ninety (90) days of the Closing Date or such other date as the Buyer and Shareholders Representative may mutually agree. Upon completion of such valuation, the Qualified Appraiser shall deliver to each of the Parties a copy of their appraisal report (the “Appraisal Report”).

(b)               The fair market value of the Stock Consideration Shares as of the Closing Date established in the Appraisal Report plus the Closing Cash Consideration amount shall for tax reporting purposes for all Parties be the fair market value of the Purchase Price and that such amount shall be the Purchase Price from which the Allocation Schedule shall be derived.

(c)               The fees and expenses of the Qualified Appraiser shall be born equally by (i) the Selling Shareholders and (ii) the Buyer.

Section 7.13       Further Actions. In case at any time after the Closing Date any further action is legally necessary or reasonably desirable (as determined by Buyer, the Selling Shareholders or the Shareholders’ Representative) to carry out the purposes of this Agreement, each of the Parties will take such further action (including the execution and delivery of such further instruments and documents) as a party reasonably may request, and any reasonable out-of-pocket costs and expenses incurred by the non-requesting party in accommodating such request shall be reimbursed by the requesting party (unless the requesting party is entitled to indemnification therefor under ARTICLE X or the Agreement or respective Transaction Documents set forth a different responsibility for such costs and expenses).

Section 7.14       Dispute Resolution. Should any dispute based on this Agreement, any other Transaction Document or Transactions, which do not otherwise include dispute resolution provisions, arise following the Closing Date (each, a “Dispute”), the Parties shall cooperate in good faith to resolve any such Dispute within a reasonable period of time (not to exceed fifteen (15) Business Days, unless otherwise agreed by the Parties). Any Dispute that cannot be resolved by mutual agreement shall be submitted to non-binding mediation. The Parties agree to participate in the non-binding mediation and attempt to negotiate a resolution to the Dispute for a period of thirty (30) Business Days (unless otherwise agreed to by the Parties). The Parties may resort to any legal means available to resolve any Dispute that cannot be resolved by mutual agreement or non-binding mediation.

ARTICLE 8
TAX MATTERS

Section 8.01       Tax Covenants.

(a)               All transfer, documentary, sales, use, stamp, registration, value added and other such Taxes and fees (including any penalties and interest) incurred in connection with this Agreement and the Ancillary Documents (including any real property transfer Tax and any other similar Tax) shall be borne and paid by the Buyer when due. The Buyer shall, at its own expense, timely file any Tax Return or other document with respect to such Taxes or fees (and the Selling Shareholders shall reasonably cooperate with respect thereto as reasonably requested).

(b)               The Selling Shareholders shall prepare, or cause to be prepared, and file, or cause to be filed, all Income Tax Returns of the Company for all Pre-Closing Periods that are filed after the Closing Date; provided, that the Selling Shareholders shall deliver such Income Tax Returns to the Buyer prior to filing and at least twenty (20)days prior to the due date (taking into account extensions) for such Income Tax Returns, and the Selling Shareholders shall consider in good faith any reasonable comments received in writing from the Buyer within ten (10) days after delivery of such Income Tax Returns to the Buyer. The Buyer shall cooperate with the Selling Shareholders in filing and causing to be filed all such Income Tax Returns. The Buyer shall prepare, or cause to be prepared, (i) all Tax Returns other than Income Tax Returns required to be filed by the Company after the Closing Date with respect to any period ending on the Closing Date or any Straddle Period, and (ii) any Tax Returns required to be filed by the Company after the Closing Date with respect to any Straddle Period. Any such Tax Return shall be prepared in a manner consistent with the Company’s past practice (unless otherwise required by Law) and without a change of any election or any accounting method and shall be submitted by the Buyer to the Selling Shareholders (together with schedules, statements and, to the extent requested by the Selling Shareholders, supporting documentation) at least twenty (20) days prior to the due date of such Tax Return. The Buyer shall accept and incorporate into the applicable Tax Return any reasonable comments provided by the Selling Shareholders within ten (10) days after delivery of such Tax Return by the Buyer.

Section 8.02       Indemnified Taxes. For purposes of Section 10.04(c), “Indemnified Taxes” means (a) all Taxes of the Company or relating to the business of the Company for all Pre-Closing Tax Periods; and (b) all Taxes of any member of an affiliated, consolidated, combined or unitary group of which the Company (or any predecessor of the Company) is or was a member on or prior to the Closing Date by reason of a liability under Treasury Regulation Section 1.1502-6 or any comparable provisions of foreign, state or local Law; and (c) any and all Taxes of any person imposed on the Company as a transferee or successor, or by contract (other than contracts entered into in the ordinary course of business).Indemnified Taxes shall not include any Taxes included in the calculation of Closing Working Capital

Section 8.03       Straddle Period. In the case of Taxes that are payable with respect to a taxable period that begins before and ends after the Closing Date (each such period, a "Straddle Period"), the portion of any such Taxes that are treated as Pre-Closing Taxes for purposes of this Agreement shall be:

(a)               in the case of Taxes (i) based upon, or related to, income, receipts, profits, wages, capital or net worth, (ii) imposed in connection with the sale, transfer or assignment of property, or (iii) required to be withheld, deemed equal to the amount which would be payable if the taxable year ended with the Closing Date; and

(b)               in the case of other Taxes, deemed to be the amount of such Taxes for the entire period multiplied by a fraction the numerator of which is the number of days in the period ending on the Closing Date and the denominator of which is the number of days in the entire period.

Section 8.04       Section 338(h)(10) Election.

(a)               Election. The Selling Shareholders shall join with the Buyer in filing an election under Section 338(h)(10) of the Code with respect to the purchase and sale of the Shares of the Company hereunder (collectively, a “Section 338(h)(10) Election”). In connection with the Section 338(h)(10) Election, the Selling Shareholders shall deliver to the Buyer at Closing an IRS Form 8023 (Elections under Section 338 for Corporations Making Qualified Stock Purchases) with respect to the Company, duly executed by each of the Selling Shareholders.

(b)               Taxes Attributable 338(h)(10) Election. The Selling Parties shall pay any Tax imposed on the Company attributable to the making of the Section 338(h)(10) Election.

(c)               Allocation of Purchase Price. The Selling Shareholders and the Buyer agree that the Purchase Price and the liabilities of the Company shall be allocated among the assets of the Company) as shown on the allocation schedule on Schedule 8.04(c) (the "Allocation Schedule"). The Buyer, the Company and the Selling Shareholders shall file all Tax Returns (including amended returns and claims for refund) and information reports in a manner consistent with the Allocation Schedule. Any adjustments to the Purchase Price pursuant to ARTICLE X or Section 2.05 herein shall be allocated in a manner consistent with the Allocation Schedule.

Section 8.05       Contests. The Buyer agrees to give written notice to the Selling Shareholders of the receipt of any written notice by the Company, the Buyer or any of Buyer's Affiliates which involves the assertion of any claim, or the commencement of any action, in respect of which an indemnity may be sought by the Buyer pursuant to this ARTICLE VIII (a "Tax Claim"). Any Tax Claim shall be treated as a Third-Party Claim and be governed by Section 10.06.

Section 8.06       Cooperation and Exchange of Information. The Selling Shareholders and the Buyer shall provide each other with such cooperation and information as either of them reasonably may request of the other in filing any Tax Return pursuant to this ARTICLE VIII or in connection with any audit or other proceeding in respect of Taxes of the Company. Such cooperation and information shall include providing copies of relevant Tax Returns or portions thereof, together with accompanying schedules, related work papers and documents relating to rulings or other determinations by tax authorities. Each of the Selling Shareholders and the Buyer shall retain all Tax Returns, schedules and work papers, records and other documents in its possession relating to Tax matters of the Company for any taxable period beginning before the Closing Date until the expiration of the statute of limitations of the taxable periods to which such Tax Returns and other documents relate, without regard to extensions except to the extent notified by the other party in writing of such extensions for the respective Tax periods. Prior to transferring, destroying or discarding any Tax Returns, schedules and work papers, records and other documents in its possession relating to Tax matters of the Company for any taxable period beginning before the Closing Date, the Selling Shareholders or the Buyer (as the case may be) shall provide the other party with reasonable written notice and offer the other party the opportunity to take custody of such materials.

Section 8.07       Responsibility for Post-Closing Taxes. The Buyer shall be responsible for paying all Post-Closing Taxes and for filing any Tax Returns for all Post-Closing Tax Periods.

ARTICLE 9
CLOSING DELIVERABLES

Section 9.01       Closing Deliverables. On or before the Closing, the following documents shall be delivered and actions taken:

(a)               Mutual Deliveries.

(i)                 Stock Purchase Agreement. This Agreement shall have been executed and delivered by the Parties hereto and copies hereof shall have been delivered to the Buyer and the Selling Shareholders.

(ii)              Ancillary Documents. The Ancillary Documents shall have been executed and delivered by the parties thereto and copies thereof shall have been delivered to the Buyer and the Selling Shareholders.

(iii)            Other Documents. The parties shall have delivered to the other parties such other documents or instruments as such parties reasonably request and are reasonably necessary to consummate the transactions contemplated by this Agreement.

(b)               Selling Shareholder Deliveries.

(i)                 Insider Trading Policy. Each of the Principal Shareholders shall have delivered to Zynex a written acknowledgment of Zynex’s insider trading policy, which such Principal Shareholder shall be subject to.

(ii)              FIRPTA Certificates. The Selling Shareholders shall have delivered to Buyer a certificate pursuant to Treasury Regulations Section 1.1445-2(b) that each such Selling Shareholder is not a foreign person within the meaning of Section 1445 of the Code.

(iii)            Stock Certificates and Stock Powers. Each Selling Shareholders shall have delivered, or caused to be delivered, to the Buyer stock certificates evidencing the Shares owned by such Selling Shareholder duly endorsed in blank or accompanied by a stock power or other instruments of transfer duly executed in blank.

(c)               Company Deliveries.

(i)                 Resignations of all of the directors and officers of the Company.

(ii)              The Company shall have delivered to the Buyer a good standing certificate (or its equivalent) for the Company from the secretary of state of Colorado.

(iii)            The Buyer shall have received a certificate of the Secretary or an Assistant Secretary (or equivalent officer) of the Company certifying that attached thereto are true and complete copies of all resolutions adopted by the board of directors of the Company authorizing the execution, delivery and performance of this Agreement and the Ancillary Documents and the consummation of the transactions contemplated hereby and thereby, and that all such resolutions are in full force and effect and are all the resolutions adopted in connection with the transactions contemplated hereby and thereby.

(iv)             The Buyer shall have received a certificate of the Secretary or an Assistant Secretary (or equivalent officer) of the Company certifying the names and signatures of the officers of the Company authorized to sign this Agreement, the Ancillary Documents and the other documents to be delivered hereunder and thereunder.

(d)               Buying Parties Deliveries.

(i)                 The Buyer shall have delivered to the Selling Shareholders cash in an amount equal to the Closing Cash Consideration by wire transfer of immediately available funds, to an account or accounts designated by the Selling Shareholders in a written notice to Buyer.

(ii)              The Buyer shall have delivered to third parties by wire transfer of immediately available fund that amount of money due and owing from the Company to such third parties as Transaction Expenses as set forth on the Closing Statement.

(iii)            The Buyer shall have delivered to holders of outstanding Indebtedness, if any, by wire transfer of immediately available funds that amount of money due and owing from the Company to such holder of outstanding Indebtedness as set forth on the Closing Statement.

(iv)             The Selling Shareholders shall have received a certificate of the Secretary or an Assistant Secretary (or equivalent officer) of the Buyer certifying that attached thereto are true and complete copies of all resolutions adopted by the board of directors of the Buyer authorizing the execution, delivery and performance of this Agreement and the Ancillary Documents and the consummation of the transactions contemplated hereby and thereby, and that all such resolutions are in full force and effect and are all the resolutions adopted in connection with the transactions contemplated hereby and thereby.

(v)               The Selling Shareholders shall have received a certificate of the Secretary or an Assistant Secretary (or equivalent officer) of Buyer certifying the names and signatures of the officers of the Buyer authorized to sign this Agreement, the Ancillary Documents and the other documents to be delivered hereunder and thereunder.

ARTICLE 10
INDEMNIFICATION

Section 10.01   Survival.

(a)               Subject to the limitations and other provisions of this Agreement, the representations and warranties contained herein shall survive the Closing and shall remain in full force and effect for a period that is eighteen (18) months from the Closing Date; provided however, that the Fundamental Representations and the representations and warranties in Section 3.27 (Tax Matters) that relate to Taxes shall survive the Closing until the expiration of the applicable statute of limitations.

(b)               The covenants and agreements of the parties contained in this Agreement (and any indemnities herein related thereto) which by their terms contemplate performance after the Closing Date shall survive the Closing Date, and each such surviving covenant and agreement (and any indemnity herein related thereto) shall survive the Closing for a period contemplated by the terms of such covenant or agreement plus an additional thirty (30) days, or the end of the applicable statute of limitations, whichever is shorter.

(c)               Notwithstanding the foregoing, any claims for indemnifiable Losses properly made in accordance with the terms of this Agreement, prior to the expiration of the applicable survival period set forth in this Section 10.01 that are asserted in good faith as to the provisions under this Agreement for which indemnification is being claimed and in writing by notice with reasonable specificity from the non-breaching party to the breaching party prior to the expiration date of the applicable survival period shall not thereafter be barred by the expiration of the relevant representation or warranty and such claims shall survive until finally resolved; provided, such notice shall with state: (i) the specific provisions under this Agreement for which indemnification is being claimed and the provisions that have been breached, (ii) the facts establishing such claimed breach, evidence that such breach occurred prior to expiration of the applicable survival period, and (iii) with reasonable specificity the amount of the indemnifiable Losses (to the extent the amount of such indemnifiable Loss is known or reasonably determinable at such time) and (iv) to the extent such Loss is not determinable or is unknown at such time, a reasonably detailed explanation as to why such amount is not determinable or unknowable at such time. It is the express intent of the Parties that, if the applicable survival period for an item as contemplated by this Section 10.1, or elsewhere in this Agreement, is shorter than the statute of limitations that would otherwise have been applicable to such item, then, by contract, the applicable statute of limitations with respect to such item shall be reduced to the shortened survival period contemplated hereby.

Section 10.02   Indemnification by the Principal Shareholders. Subject to the other terms and conditions of this ARTICLE X, the Principal Shareholders, jointly and severally, shall indemnify the Buyer and its Affiliates (including the Company) and their respective Representatives (collectively, the "Buyer Indemnitees") against, and shall hold each of them harmless from and against, and shall pay and reimburse each of them for, any and all Losses incurred or sustained by, or imposed upon, the Buyer Indemnitees based upon, arising out of, with respect to or by reason of:

(a)               any breach of any of the representations or warranties of the Selling Parties contained in Article III of this Agreement on and as of the Closing Date (except for representations and warranties that expressly reference a specified date, the inaccuracy in or breach of which will be determined with reference to such specified date instead of the Closing Date);

(b)               any breach or non-fulfillment of any covenant, agreement or obligation to be performed by any of the Principal Shareholders pursuant to this Agreement, shall only be indemnified on a several, and not joint, basis by the breaching Principal Shareholder;

(c)               any Transaction Expenses or Indebtedness of the Company outstanding after the Closing to the extent not deducted from the Purchase Price in the determination of the Closing Cash Consideration; or

(d)               No Selling Shareholders, other than the Principal Shareholders, shall have any indemnification obligation or responsibility for any Losses for indemnification claims made pursuant to this Section 10.02.

Section 10.03   Indemnification by the Buying Parties. Subject to the other terms and conditions of this ARTICLE X, the Buying Parties shall, jointly and severally, indemnify and defend each of the Selling Shareholders and his, her or its Affiliates and their respective Representatives (collectively, the "Selling Parties Indemnitees") against, and shall hold each of them harmless from and against, and shall pay and reimburse each of them for, any and all Losses incurred or sustained by, or imposed upon, the Selling Shareholder Indemnitees based upon, arising out of, with respect to or by reason of:

(a)               any inaccuracy in or breach of any of the representations or warranties of the Buying Parties contained in this Agreement or in any certificate or instrument delivered by or on behalf of the Buying Parties pursuant to this Agreement, as of the date such representation or warranty was made or as if such representation or warranty was made on and as of the Closing Date (except for representations and warranties that expressly relate to a specified date, the inaccuracy in or breach of which will be determined with reference to such specified date); or

(b)               any breach or non-fulfillment of any covenant, agreement or obligation to be performed by any of the Buying Parties pursuant to this Agreement.

(c)               any failure to pay or otherwise cause the timely delivery, including release from Escrow, of any portion of the Purchase Price to the Selling Shareholders in accordance with the terms hereof or the Escrow Agreement.

Section 10.04   Indemnification by Selling Shareholders. Subject to the other terms and conditions of this ARTICLE X, the Selling Shareholders, severally and not jointly, shall indemnify the Buyer Indemnities against, and shall hold each of them harmless from and against, any and all moneys appropriately expended to satisfy any such indemnifiable Losses incurred by any of the Buyer Indemnitees as a result of:

(a)               breach of any of the representations or warranties of the Selling Parties contained in ARTICLE VI of this Agreement.

(b)               any breach or non-fulfillment by the indemnifying Selling Shareholder of any covenants set forth in ARTICLE VII to be performed by such Selling Shareholders pursuant to this Agreement. For clarification, any breach or violation of, or failure to fully perform, any covenant, agreement, undertaking or obligation, of a Selling Shareholder shall only be indemnified on a several, and not joint, basis by the breaching Selling Shareholder, and the other Selling Shareholders shall have no liability or obligations in regard to any of such breaches by other Selling Shareholders.

(c)               Indemnified Taxes.

Section 10.05   Certain Limitations. The indemnification provided for in ARTICLE X shall be subject to the following limitations:

(a)               None of the Principal Shareholders shall be liable to the Buyer Indemnitees for indemnification for breaches of any representations and warranties made to the Buyer Parties, including those referenced under Section 10.02(a) and 10.04(a), until the aggregate amount of all Losses in respect of indemnification with respect to such representations and warranties exceeds $200,000.00 (the "Deductible"), in which event the Principal Shareholders shall be required to pay or be liable for all such Losses in excess of the Deductible.

(b)               Notwithstanding anything in this Agreement to the contrary, the aggregate cumulative amount of all Losses for which the Principal Shareholders shall be liable pursuant to breaches of representations and warranties shall not exceed $10,000,000.00 (the "Cap"); provided, however, that Losses arising with respect to any inaccuracy in or breach of the Fundamental Representations, or with respect to Indemnified Taxes, shall be capped at the Purchase Price.

(c)               Notwithstanding anything to the contrary contained herein, the Selling Shareholders, that are not Principal Shareholders, shall not indemnify, nor have any liability for any indemnifiable Losses related to the indemnification pursuant to or otherwise contemplated in Section 10.3.

(d)               Notwithstanding anything to the contrary contained herein, none of the Selling Shareholders shall be liable for or required to pay for any Losses that in aggregate are in excess of the pro rata portion of the Purchase Price actually received by such respective Selling Shareholder.

(e)               The Buyer Indemnities shall not be entitled to recover any Losses relating to any matter arising under one provision of this Agreement to the extent that the Buyer Indemnitees have already recovered Losses with respect to such matter pursuant to other provisions of this Agreement. Without limiting the generality of the foregoing, to the extent that a liability is taken into account in the calculation of the Closing Cash Consideration, or is otherwise reflected in the Purchase Price or any adjustment to the Purchase Price, no Buyer Indemnitee shall be entitled to indemnification hereunder pursuant to ARTICLE X for such liability.

Section 10.06   Indemnification Procedures.

(a)               Parties. The party making a claim under this ARTICLE X is referred to as the "Indemnified Party", and the party against whom such claims are asserted under this ARTICLE X is referred to as the "Indemnifying Party".

(b)               Third-Party Claims.

(i)                 Notice of Claims.

(A)             If any Indemnified Party receives notice of the assertion or commencement of any action made or brought by any Person who is not a party to this Agreement or an Affiliate of a party to this Agreement or a Representative of the foregoing (a "Third-Party Claim") against such Indemnified Party with respect to which the Indemnifying Party is obligated to provide indemnification under this Agreement, the Indemnified Party shall give the Indemnifying Party prompt written notice thereof, which in any event shall be no later than three (3) Business Days after receipt of such notice of such Third-Party Claim.

(B)              The failure to give such prompt written notice (other than a failure to give notice prior to the expiration of the survival period for such Third-Party Claim as provided in Section 10.1) shall not, however, relieve the Indemnifying Party of its indemnification obligations, except to the extent (i) that the Indemnifying Party forfeits rights or defenses or is prejudiced by reason of such failure and (ii) of any damage or liability caused by or arising out of such delay.

(C)              Such notice by the Indemnified Party shall describe the Third-Party Claim in reasonable detail, shall include copies of all communications related to such Third-Party Claim, all material written evidence thereof and shall indicate the estimated amount, if reasonably practicable, of the Loss that has been or may be sustained by the Indemnified Party.

(ii)              Right to Participate (Indemnifying Party) and Assumption of Defense.

(A)             The Indemnifying Party shall have the right to participate in, or by giving written notice to the Indemnified Party, to assume the defense of any Third-Party Claim at the Indemnifying Party's expense and by the Indemnifying Party's own counsel, and the Indemnified Party shall cooperate in good faith in such defense; provided, that if the Indemnifying Party is the Selling Shareholders, such Indemnifying Party shall not have the right to defend or direct the defense of any such Third-Party Claim that seeks an injunction or other equitable relief against the Indemnified Party.

(B)              Subject to the other provisions of this Section 10.6, the Indemnifying Party shall not be required to pay or otherwise indemnify the Indemnitee against any attorneys’ fees or other expenses incurred on behalf of the Indemnitee in connection with such Third-Party Claim following the Indemnifying Party’s election to assume the defense of such Third-Party Claim the Indemnifying Party shall not be required to pay or otherwise indemnify the Indemnitee against any attorneys’ fees or other expenses incurred on behalf of the Indemnitee in connection with such Third-Party Claim following the Indemnifying Party’s election to assume the defense of such Third-Party Claim.

(iii)            Assumption of Defense.

(A)             In the event that the Indemnifying Party assumes the defense of any Third-Party Claim, subject to Section 10.06(e), the Indemnifying Party shall have the right to take such action as it deems necessary to avoid, dispute, defend, appeal or make counterclaims pertaining to any such Third-Party Claim in the name and on behalf of the Indemnified Party.

(B)              The Indemnified Party shall have the right to participate in the defense of any Third-Party Claim with counsel selected by it subject to the Indemnifying Party's right to control the defense thereof. The fees and disbursements of such counsel shall be at the sole expense of the Indemnified Party, provided, that if in the reasonable opinion of counsel to the Indemnified Party, (A) there are legal defenses available to an Indemnified Party that are materially different from or additional to those available to the Indemnifying Party; or (B) there exists a conflict of interest between the Indemnifying Party and the Indemnified Party that cannot be waived, the Indemnifying Party shall be liable for the reasonable fees and expenses of counsel to the Indemnified Party related to the above mentioned conflicts and alternative legal defenses for which the Indemnified Party reasonably determines separate counsel is required.

(C)              If the Indemnifying Party elects not to compromise or defend such Third-Party Claim, fails to promptly notify the Indemnified Party in writing of its election to defend as provided in this Agreement, or fails to diligently prosecute the defense of such Third-Party Claim, the Indemnified Party may, subject to Section 10.06(e), pay, compromise, defend such Third-Party Claim and seek indemnification for any and all indemnifiable Losses based upon, arising from or relating to such Third-Party Claim.

(c)               Cooperation. Indemnified Parties (and their Affiliates) and the Indemnifying Party (and their Affiliates) shall cooperate with each other in all reasonable respects in connection with the defense of any Third-Party Claim, including:

(i)                 The non-defending party shall make available (subject to the provisions of Section 8.06) records relating to such Third-Party Claim and furnishing, without expense (other than reimbursement of actual out-of-pocket expenses) to the defending party, as well as make available management and employees of the non-defending party as the defending party considers to be reasonably necessary for the preparation of the defense of such Third-Party Claim.

(ii)              the non-defending Party shall promptly execute such documents and take such other actions as the defending Party may reasonably request for the purpose of facilitating the defense of, or any settlement, compromise, or adjustment relating to, such Third-Party Claim; provided, however, for the avoidance of doubt, any such settlement, compromise or adjustment shall be subject to the consent of the non-defending Party as otherwise required pursuant to Section 10.06(e); and

(iii)            the non-defending Party shall not admit any liability with respect to such Third-Party Claim.

(d)               Right of Set-Off.

(i)                 In the event any Buyer Indemnified Party has made any claim or claims for indemnification pursuant to this Agreement, which indemnifiable Losses have been determined by a final, non-appealable judgment or settlement and remain unsatisfied prior to the Second Escrow Release Date, the Buyer shall have a right to set-off (the “Right of Set-Off”) such remaining unsatisfied Loss amount against any Escrow Shares remaining in the Escrow Fund on the Second Escrow Release Date. Such set-off shall be made on a dollar-for-dollar basis in an amount equal to the aggregate dollar value of the remaining unsatisfied amount of such claim or claims.

(ii)              To the extent Buyer plans to exercise its Right of Set-Off, Buyer shall first provide sufficient advance written notice of at least 30 days prior to the Second Escrow Release Date detailing Buyer’s intent to exercise its Right Of Set-Off against the Escrow Shares to satisfy the respective Selling Shareholder’s Indemnification obligations in regard to the finally determined indemnifiable Loss. Such notice shall detail the specifics of such claim, including (1) the amount of Losses to which such Right of Set-Off would apply, (2) the number of Escrow Shares that would be forfeited pursuant to such exercise, (3) the claims for which such right is being exercised, (4) the date on which such Losses were deemed final, and (5) the calculations, with supporting documentation of the determination of the value of the Escrow Shares pursuant to subparagraph (iv) below and (6) such additional information as the affected Selling Shareholder(s) may reasonable request related to the above. Each of the Selling Shareholders, who are Indemnifying Parties with respect to such Loss, may elect to satisfy their pro rata portion of the finally determined indemnifiable Losses with other immediately available funds, in lieu of Buyer’s intended exercise of the Set-Off Right, whereupon Buyer shall have no Right of Set-Off against such Escrow Shares allocated to such Selling Shareholder.

(iii)            Any Escrow Shares that are set-off against (as contemplated above) pursuant to this Section 10.06(d) shall be released from the Escrow Fund to the Buyer, and no Selling Shareholder from whom such set-off applied shall thereafter have any rights to receive such set off Escrow Shares, subject to the notice provisions and such Selling Shareholder’s right to pay any such claims in lieu of Buyer’s exercise of its the Right of Set-Off.

(iv)             For purposes of this Section 10.06, the value of the Escrow Shares shall be determined as follows: each escrow share, for purposes of, shall equal to the weighted average closing price of Zynex Common Stock as reported by Nasdaq for each trading day during the thirty (30) day period immediately preceding the date on which such claim has been determined by a final, non-appealable judgment, such weighted average to be weighted based on the trading volume of the Zynex Common Stock, as reported on Nasdaq, for each trading day during such thirty (30) day period. And, the number of Escrow Shares held in respect of a Selling Shareholder for which the Right of Set-Off has been exercised by Buyer that the Escrow Agent shall release to satisfy a Selling Shareholder’s allocable portion of the finally determined Loss shall be equal the Selling Shareholder’s allocated portion of such Loss divided by the average share price as determined immediately above.

(e)               Settlement of Third-Party Claims.

(i)                 Entry into Settlements By Indemnifying Party. The Indemnifying Party shall not enter into settlement of any Third-Party Claim without the prior written consent of the Indemnified Party (which consent shall not be unreasonably withheld, conditioned or delayed), except as provided in this Section 10.06(e).

(ii)              Firm Offers to Settle. If a firm offer is made to settle a Third-Party Claim without leading to liability or the creation of a financial or other obligation on the part of the Indemnified Party and provides, in customary form, for the unconditional release of each Indemnified Party from all liabilities and obligations in connection with such Third-Party Claim and the Indemnifying Party desires to accept and agree to such offer, the Indemnifying Party shall give written notice to that effect to the Indemnified Party. If the Indemnified Party fails to consent to such firm offer within ten days after its receipt of such notice, the Indemnified Party may continue to contest or defend such Third-Party Claim and, in such event, the maximum liability of the Indemnifying Party as to such Third-Party Claim shall not exceed the Indemnifying Party’s pro rata portion of the amount of such settlement offer. If the Indemnified Party fails to consent to such firm offer and also fails to assume defense of such Third-Party Claim, the Indemnifying Party may settle the Third-Party Claim upon the terms set forth in such firm offer to settle such Third-Party Claim.

(iii)            Entry Into Settlements by Indemnified Party. If the Indemnified Party has assumed the defense pursuant to Section 10.06(b)(iii), it shall not agree to any settlement without the written consent of the Indemnifying Party (which consent shall not be unreasonably withheld, conditioned or delayed).

(f)                 Direct Claims.

(i)                 Any action by an Indemnified Party on account of a indemnifiable Loss that does not result from a Third-Party Claim (a "Direct Claim") shall be asserted by the Indemnified Party giving the Indemnifying Party prompt written notice thereof, but in any event not later than ten (10) days after the Indemnified Party becomes aware of such Direct Claim.

(ii)              The failure to give such prompt written notice (other than a failure to give notice prior to the expiration of the survival period for such Third-Party Claim as provided in Section 10.01) shall not, however, relieve the Indemnifying Party of its indemnification obligations, except to the extent: (i) that the Indemnifying Party forfeits rights or defenses or is materially prejudiced by reason of such failure, and (ii) of any damage or liability caused by or arising out of such delay.

(iii)            Such notice by the Indemnified Party shall describe the Direct Claim in reasonable detail, shall include copies of all material written evidence thereof and shall indicate in detail the estimated amount of the indemnifiable Loss that has been or, if reasonably practicable, be sustained by the Indemnified Party and identify the breached provisions in this for which such loss is claimed. The Indemnifying Party shall have 30 days after its receipt of such notice to respond in writing to such Direct Claim. The Indemnified Party shall allow the Indemnifying Party and its professional advisors to investigate the matter or circumstance alleged to give rise to the Direct Claim, and whether and to what extent any amount is payable in respect of the Direct Claim and the Indemnified Party shall assist the Indemnifying Party's investigation by giving such information and assistance (including access to the Company's premises and personnel and the right to examine and copy any accounts, documents or records) as the Indemnifying Party or any of its professional advisors may reasonably request. If the Indemnifying Party does not so respond within such thirty (30) day period, the Indemnifying Party shall be deemed to have rejected such claim, in which case the Indemnified Party shall be free to pursue such remedies as may be available to the Indemnified Party on the terms and subject to the provisions of this Agreement.

(g)               Tax Claims. Notwithstanding any other provision of this Agreement, the control of any claim, assertion, event or proceeding in respect of Taxes of the Company (including, but not limited to, any such claim in respect of a breach of the representations Section 3.27 hereof or any breach or violation of or failure to fully perform any covenant, agreement, undertaking or obligation in ARTICLE VIII) shall be governed exclusively by ARTICLE VIII hereof.

Section 10.07   Mitigate. Each Indemnified Party shall take, and cause its Affiliates to take, all reasonable steps to mitigate any indemnifiable Losses upon becoming aware of any event or circumstance that would be reasonably expected to, or does, give rise thereto, including incurring costs only to the minimum extent necessary to remedy the breach that gives rise to such Losses.

Section 10.08   Tax Treatment of Indemnification Payments. All indemnification payments made under this Agreement shall be treated by the parties as an adjustment to the Purchase Price for Tax purposes, unless otherwise required by Law.

Section 10.09   Exclusive Remedies. Subject to Section 2.03(c), 7.08(e) and Section 11.11, the Parties acknowledge and agree that their sole and exclusive remedy with respect to any and all claims (other than (a) claims arising from fraud, criminal activity or willful misconduct on the part of a Party hereto in connection with the transactions contemplated by this Agreement, (b) the payment of the Purchase Price (including any portion thereof), (c) the adjustments and procedures related to the consideration paid by Buyer for the Shares, (d) the enforcement of provisions and obligations related to the Escrow Shares or (e) injunctive relief related to breaches of the covenants set forth herein, and (e) specific performance contemplated by Section 11.11) for any breach of any representation, warranty, covenant, agreement or obligation set forth herein or otherwise relating to the subject matter of this Agreement, shall be pursuant to the indemnification provisions set forth in this ARTICLE X. In furtherance of the foregoing, each party hereby waives, to the fullest extent permitted under Law, any and all rights, claims and causes of action for any breach of any representation, warranty, covenant, agreement or obligation set forth herein or otherwise relating to the subject matter of this Agreement it may have against the other parties hereto and their Affiliates and each of their respective Representatives arising under or based upon any Law, except pursuant to the indemnification provisions set forth in this ARTICLE X. Nothing in this Section 10.09 shall limit any Person's right to seek and obtain any equitable relief to which any Person shall be entitled or to seek any remedy on account of any party's fraudulent, criminal or intentional misconduct.

Section 10.10   Effect of Investigation. The Selling Shareholders shall not be liable under this ARTICLE X for any Losses based upon or arising out of any inaccuracy in or breach of any of the representations or warranties of Selling Shareholders contained in this Agreement if Buyer Parties had knowledge of such inaccuracy or breach prior to the Closing.

ARTICLE 11
MISCELLANEOUS

Section 11.01   Expenses. Except as otherwise expressly provided herein, all costs and expenses, including, without limitation, fees and disbursements of counsel, financial advisors and accountants, incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such costs and expenses, whether or not the Closing shall have occurred.

Section 11.02   Notices. All notices, requests, consents, claims, demands, waivers and other communications hereunder shall be in writing and shall be deemed to have been given (a) when delivered by hand (with written confirmation of receipt); (b) when received by the addressee if sent by a nationally recognized overnight courier (receipt requested); (c) on the date sent by facsimile or e-mail of a PDF document (with confirmation of transmission) if sent on a Business Day during normal business hours of the recipient, and on the next Business Day if sent after normal business hours of the recipient or (d) on the seventh day after the date mailed, by certified or registered mail, return receipt requested, postage prepaid. Such communications must be sent to the respective parties at the following addresses (or at such other address for a party as shall be specified in a notice given in accordance with this Section 11.02):

If to the Selling Shareholders:	The addresses on Schedule 11.02
with a copy to (which shall not constitute notice):	KMG Law, LLC 554 Manorwood Lane (North) Louisville, CO 80027 Email: kgalligan@kmg-law.com Attention: Kevin M. Galligan
If to Buyer:	Zynex Monitoring Solutions, Inc. 9655 Maroon Circle Englewood, CO 80112 Email: dmoorhead@zynex.com Attention: Daniel Moorhead
with a copy to (which shall not constitute notice):	Sichenzia Ross Ference LLP 1185 Avenue of the Americas, 31st Floor New York, NY 10036 E-mail: GSichenzia@srf.law Attention: Gregory Sichenzia
If to Shareholders Representative:	The address on Schedule 11.02

Section 11.03   Interpretation. For purposes of this Agreement, (a) the words "include," "includes" and "including" shall be deemed to be followed by the words "without limitation"; and (b) the words "herein," "hereof," "hereby," "hereto" and "hereunder" refer to this Agreement as a whole. Unless the context otherwise requires, references herein: (x) to Articles, Sections, Disclosure Schedules and Exhibits mean the Articles and Sections of, and Disclosure Schedules and Exhibits attached to, this Agreement; (y) to an agreement, instrument or other document means such agreement, instrument or other document as amended, supplemented and modified from time to time to the extent permitted by the provisions thereof and (z) to a statute means such statute as amended from time to time and includes any successor legislation thereto and any regulations promulgated thereunder. This Agreement shall be construed without regard to any presumption or rule requiring construction or interpretation against the party drafting an instrument or causing any instrument to be drafted.

Section 11.04   Headings. The headings in this Agreement are for reference only and shall not affect the interpretation of this Agreement.

Section 11.05   Severability. If any term or provision of this Agreement is invalid, illegal or unenforceable in any jurisdiction, such invalidity, illegality or unenforceability shall not affect any other term or provision of this Agreement or invalidate or render unenforceable such term or provision in any other jurisdiction. Upon such determination that any term or other provision is invalid, illegal or unenforceable, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in a mutually acceptable manner in order that the transactions contemplated hereby be consummated as originally contemplated to the greatest extent possible.

Section 11.06   Entire Agreement. This Agreement and the Ancillary Documents constitute the sole and entire agreement of the parties to this Agreement with respect to the subject matter contained herein and therein, and supersede all prior and contemporaneous understandings and agreements, both written and oral, with respect to such subject matter. In the event of any inconsistency between statements in the body of this Agreement (as such may be modified by the respective disclosure schedules) and those in the Ancillary Documents), the Exhibits, this Agreement will control. The recitals are confirmed by the Parties (with respect to whom such recitals apply) as true and correct and are incorporated herein by reference. The recitals are a substantive, contractual part of this Agreement.

Section 11.07   Successors and Assigns. This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and permitted assigns. Neither party may assign its rights or obligations hereunder without the prior written consent of the other party, which consent shall not be unreasonably withheld, conditioned or delayed; provided, however, that prior to the Closing Date, Buyer may, without the prior written consent of the Selling Parties, assign all or any portion of its rights under this Agreement to one or more of its direct or indirect wholly owned subsidiaries. No assignment shall relieve the assigning party of any of its obligations hereunder.

Section 11.08   No Third-Party Beneficiaries. Except as expressly stated herein, including as provided in Section 7.02 and ARTICLE X, this Agreement is for the sole benefit of the parties hereto and their respective successors and permitted assigns and nothing herein, express or implied, is intended to or shall confer upon any other Person or entity any legal or equitable right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.

Section 11.09   Amendment and Modification; Waiver. This Agreement may only be amended, modified or supplemented by an agreement in writing signed by each party hereto. No waiver by any party of any of the provisions hereof shall be effective unless explicitly set forth in writing and signed by the party so waiving. No waiver by any party shall operate or be construed as a waiver in respect of any failure, breach or default not expressly identified by such written waiver, whether of a similar or different character, and whether occurring before or after that waiver. No failure to exercise, or delay in exercising, any right, remedy, power or privilege arising from this Agreement shall operate or be construed as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege.

Section 11.10   Governing Law; Submission to Jurisdiction; Waiver of Jury Trial.

(a)               This Agreement shall be governed by and construed in accordance with the internal laws of the State of Colorado without giving effect to any choice or conflict of law provision or rule (whether of the State of Colorado or any other jurisdiction).

(b)               ANY LEGAL SUIT, ACTION OR PROCEEDING ARISING OUT OF OR BASED UPON THIS AGREEMENT, THE ANCILLARY DOCUMENTS OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY MAY BE INSTITUTED IN THE FEDERAL COURTS OF THE UNITED STATES OF AMERICA OR THE COURTS OF THE STATE OF COLORADO IN EACH CASE LOCATED IN THE CITY OF DENVER AND COUNTY OF DENVER, AND EACH PARTY IRREVOCABLY SUBMITS TO THE EXCLUSIVE JURISDICTION OF SUCH COURTS IN ANY SUCH SUIT, ACTION OR PROCEEDING. SERVICE OF PROCESS, SUMMONS, NOTICE OR OTHER DOCUMENT BY MAIL TO SUCH PARTY'S ADDRESS SET FORTH HEREIN SHALL BE EFFECTIVE SERVICE OF PROCESS FOR ANY SUIT, ACTION OR OTHER PROCEEDING BROUGHT IN ANY SUCH COURT. THE PARTIES IRREVOCABLY AND UNCONDITIONALLY WAIVE ANY OBJECTION TO THE LAYING OF VENUE OF ANY SUIT, ACTION OR ANY PROCEEDING IN SUCH COURTS AND IRREVOCABLY WAIVE AND AGREE NOT TO PLEAD OR CLAIM IN ANY SUCH COURT THAT ANY SUCH SUIT, ACTION OR PROCEEDING BROUGHT IN ANY SUCH COURT HAS BEEN BROUGHT IN AN INCONVENIENT FORUM.

(c)               EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT OR THE ESCROW AGREEMENT/ANCILLARY DOCUMENTS] IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES AND, THEREFORE, EACH SUCH PARTY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LEGAL ACTION ARISING OUT OF OR RELATING TO THIS AGREEMENT, THE ANCILLARY DOCUMENTS OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY. EACH PARTY TO THIS AGREEMENT CERTIFIES AND ACKNOWLEDGES THAT (A) NO REPRESENTATIVE OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT SEEK TO ENFORCE THE FOREGOING WAIVER IN THE EVENT OF A LEGAL ACTION, (B) SUCH PARTY HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (C) SUCH PARTY MAKES THIS WAIVER VOLUNTARILY, AND (D) SUCH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 11.10(c).

Section 11.11   Specific Performance. Each Party acknowledges that in the event of any breach or threatened breach by any Party of any covenant, obligation or other provision set forth in this Agreement the other Parties could be damaged irreparably and may have no adequate remedy of law if such covenant, obligation or other provision of this Agreement is not performed. Accordingly, each Party acknowledges that in the event of any breach or threatened breach by any Party of any covenant, obligation or other provision set forth in this Agreement that the other Parties will be entitled to (a) seek an injunction to restrain such breach or threatened breach or (b) seek a decree or order of specific performance or mandamus to enforce the observance and performance of such covenant, obligation or other provision in this Agreement, in addition to any other remedy to which they may be entitled.

Section 11.12   Counterparts; Facsimile Transmission. This Agreement may be executed in counterparts, each of which when so executed shall be deemed to be an original and all of which when taken together shall constitute one and the same instrument. The words “execution,” “signed,” “signature,” and words of like import in this Agreement or in any other certificate, agreement or document related to this Agreement shall include images of manually executed signatures transmitted by facsimile or other electronic format (including, without limitation, “pdf,” “tif” or “jpg”) and other electronic signatures (including, without limitation, DocuSign and AdobeSign). The use of electronic signatures and electronic records (including, without limitation, any contract or other record created, generated, sent, communicated, received, or stored by electronic means) shall be of the same legal effect, validity and enforceability as a manually executed signature or use of a paper-based record-keeping system to the fullest extent permitted by applicable law, including the Federal Electronic Signatures in Global and National Commerce Act and any other applicable law.

Section 11.13   Expenses. Except as otherwise provided in this Agreement, each of the Parties agrees to bear its own transaction expenses and brokerage fees in connection with the Transactions; provided that Selling Parties shall bear all Transaction Expenses of the Company incurred prior to Closing and the Buying Parties shall bear all Transaction Expenses of the Company incurred after Closing subject to the provisions of this Agreement that otherwise explicitly allocate the respective Transaction Expenses among the Parties.

Section 11.14   Shareholders Representative.

(a)               Shareholders hereby irrevocably appoint Jonas Pologe as the Shareholders Representative to act as their agent and attorney-in-fact for purposes of this Agreement, and consent to the taking by the Shareholders Representative of any and all actions and the making of any decisions required or permitted to be taken by him under this Agreement. The Shareholders Representative hereby agrees to negotiate, enter into settlements and compromises of claims for indemnification including Direct Claims, Third Party Claims and Tax Claims to comply with Orders with respect to such Claims, resolve any Claim made pursuant to ARTICLE X of this Agreement, take all actions necessary in his judgment for the accomplishment of the foregoing and hereby accepts his appointment on behalf of Shareholders as the Shareholders Representative for purposes of this Agreement. Except for indemnification claims that relate to a specific Selling Shareholder (and not the other Selling Shareholders) or provisions related to the performance of a specific Selling Shareholder (which are not generally applied to all of the Selling Shareholders), the Buying Parties shall be entitled to deal with the Shareholders Representative on all matters relating to this Agreement and shall be entitled to rely on documents executed on behalf of Shareholders by the Shareholders Representative, and on any other action taken on behalf of the Selling Shareholder by the Shareholders Representative, as fully binding upon Shareholders.

(b)               If the Shareholders Representative shall die, become disabled or otherwise be unable to fulfill his responsibilities as agent of Shareholders, then Shareholders shall, within 10 days after such death or disability, appoint a successor representative reasonably satisfactory to the Buyer. Any such successor shall become the “Shareholders Representative” for purposes of this Agreement.

(c)               The Shareholders Representative shall not be liable for any act done or omitted hereunder as the Shareholders Representative while acting in good faith and in the exercise of reasonable judgment. Shareholders shall indemnify the Shareholders Representative and hold the Shareholders Representative harmless against any loss, liability or expense incurred without gross negligence, bad faith or willful misconduct on the part of the Shareholders Representative and arising out of or in connection with the acceptance or administration of the Shareholders Representative’s duties hereunder, including the reasonable fees and expenses of any legal counsel retained by the Shareholders Representative.

(d)               The Shareholder Representative may disclose information (i) as required by Law, (ii) to advisors or consultants of the Shareholder Representative, and (iii) to the Selling Shareholders, in each case who have a need to know such information, provided that such persons are bound by obligations of confidentiality to the Shareholder Representative of at least as high a standard as those imposed on the Shareholder Representative under this Agreement.

Section 11.15         Disclosure Schedules. Matters described in any section or paragraph of a Disclosure Schedule shall qualify (a) the corresponding section or paragraph of the Agreement and (b) the other sections and paragraphs in the Agreement to the extent that it is reasonably apparent from a reading of such disclosure that it also qualifies or applies to such other sections and/or paragraphs. Each respective Disclosure Schedule is qualified in its entirety by reference to specific provisions of the Agreement. No disclosure of any item or other matter in the Disclosure Schedules shall be construed as an admission or indication that such item or other matter is material to the respective Party delivering such Disclosure Schedule, including the business, assets or results of operations of the Company or the Buying Parties, as the case may be, except to the extent that the Agreement requires that such information for a particular section is material. No disclosure in any of the Disclosure Schedules relating to any possible breach or violation of any agreement, law or regulation shall be construed as an admission or indication of any obligation or liability to any third party. The fact that any item of information is contained in a Disclosure Schedule shall not be construed to mean that such information is required to be disclosed by the Agreement. Such information shall not be used as a basis for interpreting the term “material,” “materially” or “materiality” in the Agreement. Capitalized terms used but not defined in the Disclosure Schedules shall have the same meanings given them in this Agreement.

Section 11.16         Acknowledgment Regarding the Device. The Selling Parties acknowledge and agree that the Buying Parties shall have the right to determine all features and functionality of the Device after the Closing in their sole and absolute discretion.

[Signature Page Follows]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.

COMPANY:		BUYER:

KESTREL LABS, INC.		ZYNEX MONITORING SOLUTIONS, INC.

By:	/s/ Jonas Pologe	By:	/s/ Thomas Sandgaard
Name: Jonas Pologe		Name: Thomas Sandgaard
Title: CEO/President		Title: CEO

SELLING SHAREHOLDERS:		ZYNEX:

ZYNEX, INC.

By:	/s/ Jonas Pologe	By:	/s/ Thomas Sandgaard
Name: Jonas Pologe		Name: Thomas Sandgaard
Title: Individual		Title:CEO

By:	/s/ Theodore Delianides
Name: Theodore Delianides
Title: Individual		SHAREHOLDERS REPRESENTATIVE:

By:	/s/ Kurt Aronow	By:	/s/ Jonas Pologe
Name: Kurt Aronow		Name: Jonas Pologe
Title: Individual		Title: Individual

PURCHASER REPRESENTATIVE:
By:	/s/ Kevin Galligan
Name: Kevin Galligan		By:	/s/ Jonas Pologe
Title: Individual		Name: Jonas Pologe
Title: Individual